UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No. 2)

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Cygne Designs, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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CYGNE DESIGNS, INC.

11 West 42nd Street

New York, NY 10036

(212) 997-7767

             , 2007

Dear Fellow Stockholder:

You are cordially invited to attend the 2007 annual meeting of stockholders of Cygne Designs, Inc. to be held at 10:00 a.m. (local time), on              , 2007 at the offices of Fulbright & Jaworski L.L.P., 666 Fifth Avenue, New York, New York.

This year, you are being asked to (i) elect four directors to our board of directors and (ii) approve the issuance of up to 17,485,715 shares of our common stock in payment of $37.0 million of our outstanding $38.5 million principal amount subordinated promissory note. We issued the note in the original principal amount of $47.5 million in July 2005 in partial consideration for the assets used in Diversified Apparel Resources' business of the designing, merchandising and wholesaling of branded and private label denim apparel. On January 3, 2006, we entered into a note conversion agreement with Diversified Apparel providing for the conversion of $7.5 million of the principal amount of the note to Diversified Apparel into 1,428,571 shares of our common stock at the rate of $5.25 per share. On October 31, 2006, we made a principal payment of $1.5 million due on the note. Effective November 1, 2006, Diversified Apparel transferred the note to Mr. Serge Kraif. In order to improve our financial condition and increase our financial and operating flexibility, effective January 31, 2007, we entered into an agreement with Mr. Kraif pursuant to which, if our stockholders approve:

•	We would issue 8,800,000 shares of our common stock to Mr. Kraif in payment of $22.0 million of the note;

•

We would issue a convertible note in the principal amount of $15.0 million that is convertible into shares of our common stock at a conversion price of $3.50 per share in payment of $15.0 million of the note; and

•	We would issue to Mr. Kraif a warrant to purchase up to 4,400,000 shares of our common stock at a price of $3.00 per share.

In addition, effective January 31, 2007, Mr. Kraif agreed that (i) the $1.5 million principal payment on the note originally due on January 31, 2007 would be postponed and paid by us from time to time when we have available funds and (ii) all accrued but unpaid interest at January 31, 2007 was forgiven.

Effective April 30, 2007, Mr. Kraif agreed that the $1.5 million principal payment on the note due on April 30, 2007 could be delayed pending stockholder consideration of the note conversion proposal discussed above. If our stockholders approve the note conversion, this $1.5 million principal payment will be satisfied through the issuance of the common stock, convertible note and warrant discussed above. Mr. Kraif forgave the April 30, 2007 interest payment on the note.

After careful consideration, our Board of Directors has unanimously determined that the issuance of shares of common stock, a convertible note and the warrant in exchange for $37.0 million of an outstanding subordinated promissory note is in the best interests of Cygne and its stockholders. Conversion of the outstanding promissory note will increase our financial and operating flexibility by reducing our quarterly principal and interest payments, thereby increasing the amount of cash available to finance our operations and growth. If the conversion of the note is not approved by our stockholders, based on our current financial performance it is unlikely that we will be able to make the required interest and principal payments on the note when due, which will allow Mr. Kraif to declare the entire $38.5 million principal amount of the note to be immediately due and payable. If Mr. Kraif does so, we will not be able to pay such amount and Mr. Kraif will be entitled to exercise his rights as a creditor under applicable law, in which event we may have to seek protection under the bankruptcy law. Filing for bankruptcy protection will have a material adverse effect on our business and the value of our common stock.

In addition, I will be pleased to report on our affairs, and a discussion period will be provided for questions and comments of general interest to stockholders.

We look forward to greeting personally those stockholders who are able to be present at the meeting. However, whether or not you plan to be with us at the meeting, it is important that your shares be represented, because we have determined to condition the issuance of common stock, convertible note and warrant in exchange for $37.0 million principal amount of the outstanding promissory note on the affirmative vote of a majority of the total votes cast by the holders of our common stock other than Messrs. Hubert Guez and Paul Guez, Diversified Apparel, Mr. Manuel and their respective affiliates. Accordingly, you are requested to sign and date the enclosed proxy and mail it in the envelope provided at your earliest convenience.

Thank you for your cooperation.

Very truly yours,

Bernard M. Manuel

Chief Executive Officer

CYGNE DESIGNS, INC.

11 West 42nd Street

New York, NY 10036

(212) 997-7767

NOTICE OF 2007 ANNUAL MEETING OF STOCKHOLDERS

New York, New York

             , 2007

The 2007 annual meeting of stockholders of Cygne Designs, Inc. will be held at the offices of Fulbright & Jaworski L.L.P., 666 Fifth Avenue, New York, New York on              , 2007 at 10:00 a.m. (local time) for the following purposes:

•	to elect four directors to serve until the next annual meeting of stockholders or until their respective successors shall have been duly elected and qualified to serve;

•	to approve the issuance of up to 17,485,715 shares of our common stock in payment of $37.0 principal amount of our outstanding $38.5 million subordinated promissory note; and

•	to transact such other business as may properly come before the annual meeting.

Only stockholders of record at the close of business on June 19, 2007 will be entitled to notice of, and to vote at, the 2007 annual meeting. A list of stockholders eligible to vote at the meeting will be available for inspection at the meeting and for a period of ten days prior to the meeting during regular business hours at our corporate headquarters at 11 West 42nd Street, New York, New York.

Whether or not you expect to attend the annual meeting, your proxy vote is important, because we have determined to condition the issuance of common stock, convertible note and warrant in exchange for $37.0 million principal amount of the outstanding promissory note on the affirmative vote of a majority of the total votes cast by the holders of our common stock other than Messrs. Hubert Guez and Paul Guez, Diversified Apparel, Mr. Manuel and their respective affiliates. Stockholders who are unable to attend the meeting in person are requested to sign and date the enclosed proxy card and return it promptly in the enclosed envelope, which requires no additional postage if mailed in the United States or Canada.

By Order of the Board of directors

Roy E. Green

Secretary

CYGNE DESIGNS, INC.

11 West 42nd Street

New York, NY 10036

(212) 997-7767

PROXY STATEMENT

The 2007 annual meeting of stockholders of Cygne Designs, Inc. will be held on                 , 2007 at 10:00 a.m. (local time) at the offices of Fulbright & Jaworski L.L.P., 666 Fifth Avenue, New York, New York 10103. Copies of this proxy statement, the attached notice of annual meeting of stockholders, and the enclosed proxy card are being mailed to stockholders on or about July     , 2007.

ABOUT THE 2007 ANNUAL MEETING

What is the purpose of the meeting?

At our annual meeting, you will be asked to vote on the following matters:

•	to elect four directors to serve until the next annual meeting of stockholders or until their respective successors shall have been duly elected and qualified to serve;

•	to approve the issuance of up to 17,485,715 shares of our common stock in payment of $37.0 million of our outstanding $38.5 million subordinated promissory note (the “Issuance Proposal”); and

•	to transact such other business as may properly come before the annual meeting.

In addition, we will report on our performance during the fiscal year ended January 31, 2007 and respond to questions from stockholders.

On July 31, 2005, we, Commerce Clothing Company LLC (whose name was subsequently changed to Diversified Apparel Resources, LLC [“Diversified Apparel”]), and the members of Diversified Apparel including Hubert Guez, Diversified Apparel’s managing member and Chief Executive Officer, entered into an asset purchase agreement, and simultaneously closed the transactions contemplated thereby, providing for the purchase by us from Diversified Apparel of the assets (the “Assets”) used in Diversified Apparel’s business of the designing, merchandising and wholesaling of branded and private label denim apparel (the “Acquired Business”), which included, among other things, all of Diversified Apparel’s (i) tangible personal property, (ii) open purchase orders, (ii) New York showroom leases (for the property located on the fourth floor of 215 West 40th Street) and (iii) trademarks and intellectual property associated with the Acquired Business. We accounted for this transaction as a purchase. In consideration for the Assets, we (i) issued to Diversified Apparel 10.5 million shares of our common stock, (ii) issued to Diversified Apparel a secured subordinated promissory note (the “Note”) in the principal amount of $47.5 million, (iii) paid $2 million in cash at the closing and (iv) paid to Diversified Apparel $1,750,000 in seven monthly installments of $250,000 each, without interest, on the last day of each month commencing August 2005.

On January 3, 2006, we and Diversified Apparel entered into a note conversion agreement providing for the conversion of $7,500,000 of the principal amount of the Note into 1,428,571 shares of our common stock at the rate of $5.25 per share. Following this conversion, we continued to discuss with Diversified Apparel the conversion of additional principal amounts of the Note into equity in order to increase our financial and operating flexibility by reducing our debt service obligations, thereby increasing the amount of cash available to finance our operations and growth, and to improve our ability to finance our working capital needs. However, Diversified Apparel indicated to us that it was treating the sale of the Acquired Business as an installment sale and the Note as an installment obligation for tax purposes and that it was not willing to convert additional principal amounts of the Note into equity because such conversion would result in an immediate significant income tax liability to Diversified Apparel’s members, due to Diversified Apparel’s low tax basis in the Acquired Business, that

Diversified Apparel’s members did not want to incur. Diversified Apparel indicated, however, that it would be willing to consider transferring the Note to one or more persons willing to convert all or a portion of the Note into equity, as long as the transfer did not trigger an immediate income tax liability for Diversified Apparel’s members. Mr. Manuel suggested to Diversified Apparel several parties, including Mr. Kraif, that might be interested in acquiring the Note and agreeing to exchange it for equity. We had no legal right to object to, and no ability to prevent, the transfer of all or part of the Note by Diversified Apparel.

On October 31, 2006, we made a principal payment of $1.5 million due on the Note. Effective November 1, 2006, Diversified Apparel transferred the Note to Serge Kraif, an individual involved in the apparel industry in Europe and whom we believe is unrelated to, and not affiliated with, Diversified Apparel or Mr. Guez, although we have been advised that Mr. Kraif lent Diversified Apparel $3.5 million in March 2006. Following transfer of the Note to Mr. Kraif, we negotiated with Mr. Kraif regarding the conversion of all or a portion of the Note into equity. Effective January 31, 2007, we entered into an agreement with Mr. Kraif pursuant to which, if our stockholders approve:

•	We would issue 8,800,000 shares of our common stock to Mr. Kraif in payment of $22.0 million of the Note, representing a rate of $2.50 per share;

•

We would issue a convertible note in the principal amount of $15.0 million that is convertible into shares of our common stock at a conversion price of $3.50 per share in payment of $15.0 million of the Note; and

•	We would issue to Mr. Kraif a warrant to purchase up to 4,400,000 shares of our common stock at a price of $3.00 per share.

During January and February 2007, the closing price of our common stock as reported on Nasdaq ranged from a low of $1.94 to a high of $2.43, and the average closing price for the ten trading days ended January 30, 2007 was $2.28. On January 31, 2007, the effective date of the conversion agreement with Mr. Kraif, the closing price of our common stock as reported on Nasdaq was $2.19.

In addition, effective January 31, 2007, Mr. Kraif agreed that (i) the $1.5 million principal payment on the Note originally due on January 31, 2007 would be postponed and paid by us from time to time when we have available funds and (ii) all accrued but unpaid interest at January 31, 2007 was forgiven.

Effective April 30, 2007, Mr. Kraif agreed that the $1.5 million principal payment on the Note due on April 30, 2007 could be delayed pending stockholder consideration of the Issuance Proposal discussed above. If our stockholders approve the Issuance Proposal, this $1.5 million principal payment will be satisfied through the issuance of the common stock, convertible note and warrant discussed above. Mr. Kraif forgave the April 30, 2007 interest payment on the Note.

As of May 17, 2006, pursuant to information set forth in a Schedule 13D/A filed with the SEC, Hubert Guez beneficially owns, has the power to dispose or direct the disposition of, and to vote or direct the voting of, shares, personally, through various trusts and Diversified Apparel, representing approximately 49% of the shares of our common stock. The Schedule 13D/A does not include shares representing approximately 3.8% of our outstanding common stock owned by Paul Guez, the brother of Hubert Guez.

If our stockholders approve the issuance of shares of our common stock to Mr. Kraif in partial payment of our indebtedness to him, Mr. Kraif will own 8,915,171 shares of our common stock, or approximately 25% of our outstanding shares, and will have the right to purchase up to an additional 8,685,715 shares of our common stock, in which event he will own approximately 40% of our outstanding common stock. If Mr. Kraif owns approximately 25% of our common stock, Mr. Guez will control approximately 37% of our outstanding common stock, and if Mr. Kraif acquires all of our common stock that he is entitled to purchase, Mr. Guez will control approximately 30% of our outstanding common stock, assuming in each case no additional issuances of our common stock.

See “Related Party Transactions” for additional information on our agreements with Mr. Guez and his affiliates.

Why are we seeking stockholder approval of the Issuance Proposal?

Because our common stock is listed on the Nasdaq Capital Market, we are subject to the Nasdaq Marketplace Rules. Rule 4350 of the Nasdaq Marketplace Rules requires stockholder approval for, among other things, (i) any issuance or potential issuance that will result in a change of control of the issuer and (ii) in connection with a transaction other than a public offering involving the sale, issuance or potential issuance by us of common stock (or securities convertible into or exercisable for common stock) equal to 20% or more of the common stock or 20% or more of the voting power outstanding before the issuance for less than the greater of book or market value of the stock.

If the Issuance Proposal is approved, Mr. Kraif will own 8,915,171 shares of our common stock, or approximately 25% of our outstanding common stock, and will have the right to acquire up to an additional 8,685,715 shares of our common stock upon the conversion of the remaining outstanding principal amount of the note and exercise of a warrant to purchase shares of our common stock. If Mr. Kraif acquires these 8,685,715 shares, he would own approximately 40% of our outstanding common stock. As a result, stockholder approval is required under the Nasdaq Marketplace Rules before we can complete the Issuance Proposal.

What happens if the required approval for the Issuance Proposal is obtained?

If the Issuance Proposal is approved by our stockholders, the following will occur:

•

$22.0 million principal amount of the Note will be converted into 8,800,000 shares of our common stock, or approximately 25% of the outstanding common stock, and will be listed on the Nasdaq Capital Market,

•

We would issue a convertible note in the principal amount of $15.0 million that is convertible into shares of our common stock at a conversion price of $3.50 per share in payment of $15.0 million of the Note,

•	We would issue to Mr. Kraif a warrant to purchase up to 4,400,000 shares of our common stock at a price of $3.00 per share, and

•	The remaining $1.5 million principal amount of the Note would become a non-interest bearing payable to be paid as and when we have available funds.

In addition, effective January 31, 2007, Mr. Kraif agreed that (i) the $1.5 million principal payment on the Note originally due on January 31, 2007 would be postponed and paid by us from time to time when we have available funds and (ii) all accrued but unpaid interest at January 31, 2007 was forgiven.

Effective April 30, 2007, Mr. Kraif agreed that the $1.5 million principal payment on the Note due on April 30, 2007 could be delayed pending stockholder consideration of the Issuance Proposal. If our stockholders approve the Issuance Proposal, this $1.5 million principal payment will be satisfied through the issuance of the common stock, convertible note and warrant discussed above.

As a result, our existing stockholders will incur substantial dilution to their voting interests and will own a smaller percentage of our outstanding common stock. In addition, the increase in the number of shares of our common stock outstanding would have the effect of decreasing our net income or loss per share, as applicable, for periods ending after the issuance, because any earnings or losses we may experience would be spread over a greater number of shares of our common stock. Partially offsetting this decrease will be the decrease in interest expense, which will increase our net income or decrease our net loss, as applicable.

We have agreed to register for resale under the Securities Act of 1933 the shares of common stock issued to Mr. Kraif in exchange for the Note. Any sales in the public market of this common stock could adversely affect prevailing market prices of our common stock. In addition, we recently registered for resale 13,928,571 shares of our common stock owned by Diversified Apparel, Messrs. Paul Guez and Hubert Guez and affiliates of Hubert Guez. Future sales of substantial amounts of our common stock in the public market, or the perception that such sales are likely to occur, could also affect prevailing trading prices of our common stock.

What happens if the required approval for the Issuance Proposal is not obtained?

If our stockholders do not approve the Issuance Proposal, the Note in the principal amount of $38.5 million will remain outstanding and we will continue to pay interest on and principal of the Note, which will reduce the amount of cash available for use in our business. In addition, our significant leverage resulting from the Note will make it more difficult for us to obtain funds to expand our business. In addition, if our stockholders fail to approve the Issuance Proposal at this annual meeting, we reserve the option to solicit our stockholders again at a subsequent stockholders meeting. Any subsequent solicitation would result in additional costs and expenses to us and would decrease the amount of cash available to operate our business.

If the conversion of the Note is not approved by our stockholders, based on our current financial performance it is unlikely that we will be able to make the required interest and principal payments on the Note when due, which will allow Mr. Kraif to declare the entire $38.5 million principal amount of the Note to be immediately due and payable. If Mr. Kraif does so, we will not be able to pay such amount and Mr. Kraif will be entitled to exercise his rights as a creditor under applicable law, in which event we may have to seek protection under the bankruptcy law. Filing for bankruptcy protection will have a material adverse effect on our business and the value of our common stock.

Why is our Board of Directors Recommending Approval of the Issuance Proposal?

After careful consideration, our Board of Directors has unanimously determined that the issuance of shares of common stock, a convertible note and the warrant in exchange for $37.0 million of the Note is in the best interests of Cygne and its stockholders. Conversion of the Note will increase our financial and operating flexibility by reducing our quarterly principal and interest payments, thereby increasing the amount of cash available to finance our operations and growth, and improve our ability to finance our working capital needs.

Beginning in November 2005, we began to seek ways to improve our balance sheet by replacing all or a portion of the Note with equity, including issuing equity and using the proceeds to repay the Note or issuing equity to Diversified Apparel in payment of the Note. An investment banking firm advised us that we would be required to issue equity at a discount of at least 15% to the market price, as well as issue warrants and that we could not raise more than $15 million in equity, which, after underwriting discounts and commissions and expenses, would have allowed us to only repay approximately $13.6 million of the Note. While Diversified Apparel exchanged $7.5 million principal amount of the Note for shares of our common stock, it indicated to us that it was treating the sale of the Acquired Business as an installment sale and the Note as an installment obligation for tax purposes and that it was not willing to convert additional principal amounts of the Note into equity because such conversion would result in an immediate significant income tax liability to Diversified Apparel’s members, due to Diversified Apparel’s low tax basis in the Acquired Business, that Diversified Apparel’s members did not want to incur. Diversified Apparel indicated that it would be willing to consider transferring the Note to one or more persons willing to convert all or a portion of the Note into equity, as long as the transfer did not trigger an immediate income tax liability for Diversified Apparel’s members. Mr. Manuel suggested to Diversified Apparel several parties, including Mr. Kraif, that might be interested in acquiring the Note and agreeing to exchange all or a portion of it for equity. We had no legal right to object to, and no ability to prevent, the transfer of all or part of the Note by Diversified Apparel.

At January 31, 2007 and April 30, 2007, we did not generate sufficient cash from operating activities to allow us to make the full interest and principal payments on the Note. As a result, we were required to seek delay in the principal payments due and forgiveness of the interest payments due on such dates. We do not currently anticipate that we will generate sufficient cash from operating activities in the near future to allow us to meet upcoming principal and interest payments. If the Issuance Proposal is not approved, we do not expect Mr. Kraif to continue to defer principal payments and/or forgive interest payments, in which event we will be in default under the Note if we do not make any required principal or interest payments. If we are in default under the Note, Mr. Kraif can declare the entire principal amount of the Note immediately due and payable, our factor could terminate our factoring agreement, under which we currently obtain the financing necessary to conduct our business, and it is unlikely we would be able to arrange alternate financing. If Mr. Kraif were to declare the Note to be immediately due and payable, the factor were to terminate the factoring agreement and we could not arrange alternate financing, our business would be materially and adversely affected, and we might be required to seek protection under applicable bankruptcy laws.

Who is entitled to vote at the meeting?

Only stockholders of record at the close of business on the record date, June 19, 2007, are entitled to receive notice of and to vote at the 2007 annual meeting.

What are the voting rights of our stockholders?

Each stockholder is entitled to cast one vote for each share of common stock that he or she held as of the record date on each matter to be voted upon at the meeting or any postponement or adjournments of the meeting.

What constitutes a quorum?

In order to carry on the business of the meeting, there must be a quorum. This means at least a majority of the outstanding shares eligible to vote on the record date must be represented at the meeting, either by proxy or in person. As of the record date, 26,462,109 shares of common stock were outstanding. Proxies received but marked as abstentions and broker non-votes will be included in the calculation of the number of shares considered to be present at the meeting. “Broker non-votes” are shares held by brokers or nominees that are present in person or represented by proxy, but that are not voted on a particular matter because instructions have not been received from the beneficial owner.

How do proxies work?

The board of directors is asking for your proxy. Giving us your proxy means that you authorize us to vote your shares at the annual meeting in the manner you direct.

If you sign and return the enclosed proxy card but do not specify how to vote, we will vote your shares in favor of our four director nominees and in favor of the Issuance Proposal.

If any other matters are properly presented for consideration at the meeting, the individuals named as proxies on the enclosed proxy card will vote the shares that they represent on those matters as recommended by the board of directors. If the board does not make a recommendation, then they will vote in accordance with their best judgment.

How do I vote?

You may vote in person at the meeting or by proxy by completing and mailing the enclosed proxy card. The board of directors recommends that you vote by proxy even if you plan to attend the meeting. If your shares are held by your broker, bank or other agent, you should follow the instructions provided by them.

Can I change my vote after I submit my proxy?

Even after you have submitted your proxy, you may change your vote at any time before the proxy is exercised by filing with our Corporate Secretary either a notice of revocation or a duly executed proxy bearing a later date. The power of the proxy holders will be suspended if you attend the meeting in person and so request, although attendance at the meeting will not by itself revoke a previously granted proxy.

What is the recommendation of the board of directors?

The board of directors recommends a vote For (i) the election of the four nominated directors and (ii) the Issuance Proposal.

What vote is required to approve each of the proposals?

The vote required to approve each of our proposals is discussed under the description of each proposal. Under applicable Delaware law, the effect of broker non-votes on a particular matter depends on whether the matter is one as to which the broker or nominee has discretionary voting authority. The effect of broker non-votes on the specific items to be brought before the annual meeting is discussed under each proposal.

Holders of a majority of our outstanding shares at June 19, 2007 have agreed to vote in favor of the Issuance Proposal.

Who is soliciting these proxies?

Our board of directors is soliciting the execution and return of the enclosed proxy card for the purposes set forth in the notice of meeting. We will bear the cost incidental to soliciting and obtaining proxies, including the cost of reimbursing banks and brokers for forwarding proxy materials to their principals. Proxies may be solicited, without extra compensation, by our officers and employees by mail, telephone, fax, personal interviews, and other methods of communication.

In addition, we have also retained D. F. King & Co., Inc. to aid in the solicitation of proxies, at an estimated cost of $10,000 plus reimbursement of reasonable out-of pocket expenses.

Stockholders are urged to complete, sign, date, and return the enclosed proxy card in the envelope provided. In order to avoid unnecessary expense, we ask your cooperation in mailing your proxy promptly no matter how large or how small your holding may be.

BENEFICIAL OWNERSHIP OF COMMON STOCK

The following table sets forth information as of June 19, 2007 regarding the beneficial ownership of our common stock by (i) each person known by us to own beneficially more than five percent of our outstanding common stock; (ii) each director and nominee for election as our director; (iii) each executive officer named in the Summary Compensation Table (see “Executive Compensation”); and (iv) all of our directors and executive officers as a group. Except as otherwise specified, the named beneficial owner has the sole voting and investment power over the shares listed.

Name and Address	Amount and Nature of Beneficial Ownership of Our Common Stock (1)	Percentage of Our Common Stock
Hubert Guez (2)	12,973,571	49.03%
Diversified Apparel Resources, LLC (2)(3)	4,428,571	16.74%
Guez Living Trust dated December 6, 1996 (2)(4)	2,950,140	11.15%
James G. Groninger (5)	30,650	*
Guy Kinberg (6)	48,750	*
Michel Collet (7)	18,750	*
Bernard M. Manuel (8)	4,946,975	18.69%
Roy Green (9)	0	*
Directors and executive officers as a group (5 persons)	5,045,125	19.07%

*	Less than one percent
(1)	A person has beneficial ownership over shares if the person has voting or investment power over the shares or the right to acquire such power within 60 days. Investment power means the power to direct the sale or other disposition of the shares.
(2)	According to Schedule 13D filed May 17, 2006, of the 12,973,571 shares of Common Stock, (i) Mr. Guez directly owns 4,426,420 shares, (ii) 4,428,471 shares are held by Diversified Apparel Resources, LLC, of which Mr. Guez is a 32.2% owner and the manager and, as such, may be deemed to beneficially own the shares owned by Diversified Apparel, (iii) 1,570,915 shares are held by the Guez Living Trust dated December 6, 1996 of which Mr. Guez is co-trustee and co-beneficiary and, as such, Mr. Guez may be deemed to be the beneficial owner of the shares owned by the trust, (iv) 1,379,225 shares are owned by 215 GZ Partners, which is 100% owned by The Guez Living Trust dated December 6, 1996, and accordingly Mr. Guez may be deemed to beneficially own the shares held by 215 GZ Partners, (v) 584,220 shares are owned by Griffin James Aron Guez Irrevocable Trust dated January 1, 1996 of which Mr. Guez’s son is the sole beneficiary and JFJ Holdings, LLC, is the trustee, and as such, Mr. Guez may be deemed to beneficially own the shares owned by Griffin James Aron Guez Irrevocable Trust dated January 1, 1996, and (vi) 584,220 shares are owned by Stephan Avner Felix Guez Irrevocable Trust dated January 1, 1996 of which Mr. Guez’s son Stephan Guez is the sole beneficiary and JFJ Holdings, LLC is the trustee, and as such Mr. Guez may be deemed to beneficially own the shares owned by Stephan Avner Felix Guez Irrevocable Trust dated January 1, 1996. Mr. Guez disclaims beneficial ownership of the securities held by Diversified Apparel and Guez Living Trust except to the extent of his pecuniary interest therein. Mr. Guez disclaims beneficial ownership of the securities held by Griffin Guez Trust and Stephan Guez Trust. Mr. Guez’s address is c/o Diversified Apparel Resources, LLC, 5804 E. Slauson Ave., Commerce, CA 90040.
(3)	The address of this entity is 5804 E. Slauson Ave., Commerce, CA 90040.
(4)	The address of this entity is c/o Diversified Apparel Resources, LLC, 5804 E. Slauson Ave., Commerce, CA 90040.
(5)

Includes 22,500 shares of restricted common stock issued under the 2006 Incentive Plan. These shares vest over a period of eight quarters of continued service, beginning with the quarter ended January 31, 2006. Also includes 500 shares of common stock issuable upon exercise of an option that became exercisable on April 15, 2007. Mr. Groninger’s address is c/o Cygne Designs, Inc., 11 West 42nd Street, NY, NY 10036.

(6)	Includes 18,750 shares of restricted common stock issued under the 2006 Incentive Plan. These shares vest over a period of eight quarters of continued service, beginning with the quarter ended January 31, 2006. Mr. Kinberg’s address is c/o Cygne Designs, Inc., 11 West 42nd Street, New York, New York 10036.

(7)

Consists of 18,750 shares of restricted common stock issued under the 2006 Incentive Plan. These shares vest over a period of eight quarters of continued service, beginning with the quarter ended January 31, 2006. Mr. Collet’s address is c/o Cygne Designs, Inc., 11 West 42nd Street, New York, New York 10036.

(8)	Mr. Manuel’s address is c/o Cygne Designs, Inc., 11 West 42nd Street, New York, New York 10036.
(9)	Mr. Green’s address is c/o Cygne Designs, Inc., 11 West 42nd Street, New York, New York 10036.

The following table sets forth pro forma information as of June 19, 2007, as if the Issuance Proposal had been approved as of such date and the transactions contemplated thereby consummated, regarding the beneficial ownership of our common stock by (i) each person known by us to own beneficially more than five percent of our outstanding common stock; (ii) each director and nominee for election as our director; (iii) each executive officer named in the Summary Compensation Table (see “Executive Compensation”); and (iv) all of our directors and executive officers as a group. Except as otherwise specified, the named beneficial owner has the sole voting and investment power over the shares listed.

Name and Address	Amount and Nature of Beneficial Ownership of Our Common Stock (1)	Percentage of Our Common Stock
Serge Kraif (2)	17,600,886	40.0%
Hubert Guez (3)	12,973,571	36.8%
Diversified Apparel Resources, LLC	4,428,571	12.6%
Guez Living Trust dated December 6, 1996 (3)	2,950,140	8.4%
James G. Groninger (4)	30,650	*
Guy Kinberg (5)	48,750	*
Michel Collet (6)	18,750	*
Bernard M. Manuel	4,946,975	14.0%
Roy Green	0	*
Directors and executive officers as a group (5 persons)	5,045,125	14.3%

*	Less than one percent
(1)	A person has beneficial ownership over shares if the person has voting or investment power over the shares or the right to acquire such power within 60 days. Investment power means the power to direct the sale or other disposition of the shares.
(2)	Includes 4,285,715 shares issuable upon conversion of the $15.0 million principal amount of a convertible promissory note issued to Mr. Kraif in payment of $15.0 million of the outstanding Note and 4,400,000 shares of common stock issuable upon exercise of a warrant. Mr. Kraif's address is 19 Avenue Krieg, 1208 Geneve, Switzerland.
(3)

According to Schedule 13D filed May 17, 2006, of the 12,973,571 shares of Common Stock, (i) Mr. Guez directly owns 4,426,420 shares, (ii) 4,428,471 shares are held by Diversified Apparel Resources, LLC, of which Mr. Guez is a 32.2% owner and the manager and, as such, may be deemed to beneficially own the shares owned by Diversified Apparel, (iii) 1,570,915 shares are held by the Guez Living Trust dated December 6, 1996 of which Mr. Guez is co-trustee and co-beneficiary and, as such, Mr. Guez may be deemed to be the beneficial owner of the shares owned by the trust, (iv) 1,379,225 shares are owned by 215 GZ Partners, which is 100% owned by The Guez Living Trust dated December 6, 1996, and accordingly Mr. Guez may be deemed to beneficially own the shares held by 215 GZ Partners, (v) 584,220 shares are owned by Griffin James Aron Guez Irrevocable Trust dated January 1, 1996 of which Mr. Guez’s son is the sole beneficiary and JFJ Holdings, LLC, is the trustee, and as such, Mr. Guez may be deemed to beneficially own the shares owned by Griffin James Aron Guez Irrevocable Trust dated January 1, 1996, and (vi) 584,220 shares are owned by Stephan Avner Felix Guez Irrevocable Trust dated January 1, 1996 of which Mr. Guez’s son Stephan Guez is the sole beneficiary and JFJ Holdings, LLC is the trustee, and as such Mr. Guez may be deemed to beneficially own the shares owned by Stephan Avner Felix Guez Irrevocable

Trust dated January 1, 1996. Mr. Guez disclaims beneficial ownership of the securities held by Diversified Apparel and Guez Living Trust except to the extent of his pecuniary interest therein. Mr. Guez disclaims beneficial ownership of the securities held by Griffin Guez Trust and Stephan Guez Trust. Mr. Guez’s address is c/o Diversified Apparel Resources, LLC, 5804 E. Slauson Ave., Commerce, CA 90040.

(4)	Includes 22,500 shares of restricted common stock issued under the 2006 Incentive Plan. These shares vest over a period of eight quarters of continued service, beginning with the quarter ended January 31, 2006. Also includes 500 shares issuable upon exercise of an option that became exercisable on April 15, 2007.
(5)	Includes 18,750 shares of restricted common stock issued under the 2006 Incentive Plan. These shares vest over a period of eight quarters of continued service, beginning with the quarter ended January 31, 2006.
(6)	Consists of 18,750 shares of restricted common stock issued under the 2006 Incentive Plan. These shares vest over a period of eight quarters of continued service, beginning with the quarter ended January 31, 2006.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers and directors, and persons who beneficially own more than ten percent of our common stock, to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission (the “SEC”). Executive officers, directors, and greater than ten percent beneficial owners are required by the SEC to furnish us with copies of all Section 16(a) forms they file.

Based upon a review of the copies of such forms furnished to us and written representations from our executive officers and directors, we believe that during the fiscal year ended January 31, 2007, all Section 16(a) filing requirements applicable to our executive officers, directors and greater than ten percent beneficial owners were complied with.

Code of Ethics

We have adopted a code of ethics applicable to our officers, who include our principal executive officer, principal financial officer and financial professionals. A copy of our code of ethics has been filed with the Securities and Exchange Commission. We undertake to provide to any person without charge, upon request, a copy of our code of ethics. Requests for such copy should be made in writing to us at our principal office, which is set forth on the first page of our Form 10-K accompanying this proxy, attention Corporate Secretary.

Executive Officers of the Registrant

Our executive officers are as follows:

Name	Age	Position with the Company
Bernard M. Manuel	59	Director, Chairman of the Board and Chief Executive Officer
Roy E. Green	74	Senior Vice President-Chief Financial Officer, Treasurer, and Secretary

Bernard M. Manuel has served as our Chief Executive Officer and as a director, as well as in several additional executive positions, since he joined us in October 1988. He currently serves as the Chairman of the Board, Chief Executive Officer and a director. Mr. Manuel is a director of several private companies in the U.S. and Europe. From 1983 until he joined the Company, Mr. Manuel was involved, through Amvent, a company he founded, in the transfer of technology between Europe and the U.S. and related venture capital and merger and acquisition activities, as well as in the apparel industry. Mr. Manuel earned a Bachelor's of Science in Mathematics and several graduate degrees in Mathematics and in Economics from the University of Paris, an M.S. in Political Science from the “Institute d’Etudes Politiques” in Paris and an M.B.A. with high honors (Baker Scholar) from the Harvard Business School, where he was awarded both the Loeb Rhodes Fellowship for excellence in finance and the Melvin T. Copeland prize for top performance in marketing.

Roy E. Green has served as Chief Financial Officer of the Company, as well as in various additional executive capacities, since October 1987. He currently serves as our Senior Vice President-Chief Financial Officer, Treasurer and Secretary. From 1974 until he joined us, Mr. Green was employed by Cluett Peabody & Co., first as the Chief Financial Officer of its Arrow Co. division until 1979, then as Vice President and Controller until 1985, and finally as Chief Financial Officer. He has also worked as a certified public accountant for J. K. Lasser & Co. and Hurdman & Cranston. Mr. Green received a Bachelor's degree in Business Administration from Rutgers University. Mr. Green is a certified public accountant.

PROPOSAL NO. 1—ELECTION OF DIRECTORS

The board of directors currently has four members, all of whom are nominees for re-election. The persons named below have been nominated by the board of directors on recommendation of its Nominating and Corporate Governance Committee. The board of directors proposes that the nominees below be elected for a term of one year or until their successors are duly elected and qualified. All nominees have consented to be named and have indicated their intent to serve if elected. If any nominee should become unavailable for election, your proxy may be voted for a substitute nominee by the persons named in the proxy or the size of the board may be reduced accordingly. The board is not aware of any circumstances likely to make any nominee unavailable for election.

The nominees, their ages, and the year in which each first became our director and their biographies are:

Director	Age	Year First Became Director
James G. Groninger (1)	63	1993
Bernard M. Manuel	59	1988
Michel Collet (1)	40	2005
Guy Kinberg (1)	51	2005

(1)	Member of the Audit Committee, Compensation and Stock Option Committee and Nominating and Corporate Governance Committee of the Board of Directors.

Mr. Groninger has been the President of Bay South Company since January 1995. Mr. Groninger is a director and Chief Executive Officer of LBS Technologies, Inc. and a director of Layton BioScience, Inc. and NPS Pharmaceuticals, Inc. LBS Technologies, Inc. and Layton BioScience, Inc. are privately held companies engaged in genomics and neuronal cell therapy, respectively. NPS Pharmaceuticals, Inc. is a publicly traded biotechnology company engaged in the discovery, development, and commercialization of therapeutic small molecules and recombinant proteins.

Mr. Manuel has been our Chairman of the Board and Chief Executive Officer since 1988.

Mr. Collet is a resident partner in the New York office of CMS Bureau Francis Lefebvre (“CMS”), a leading law firm in France. Mr. Collet heads the French/EU tax department of its New York office. Mr. Collet originally joined CMS in 1994. In 2000, Mr. Collet left CMS to join Linklaters, a leading European law firm, in Paris and London. He rejoined CMS in September 2002.

Mr. Kinberg joined Theory, Inc., a manufacturer and retailer of better women’s and men’s apparel, in September 2006 and currently serves as its Vice-President of Manufacturing, Mr. Kinberg was a consultant to various apparel companies from April 2006 through October 2006. Mr. Kinberg was a founder and shareholder of Creative Associates LLC which created the brand FRx Clothing. He served as its President from January 2002 through March 2006.

Board Meetings

During the fiscal year ended January 31, 2007, our board of directors held eight meetings. Each director attended all meetings of the board of directors and all meetings of any committee of which he was a member held while he was a director. Directors are expected to attend the Annual Meeting of Stockholders, and all directors attended the 2005 Annual Meeting.

Board Committees

The board of directors has a Compensation and Stock Option Committee, Audit Committee and Nominating and Corporate Governance Committee to assist it in the discharge of its responsibilities.

In September 1993 we established an Audit Committee and a Compensation and Stock Option Committee of the board of directors. The Audit Committee reviews our annual audit and meets with our independent auditors to review our internal controls and financial management practices. The Audit Committee is comprised of three non-employee directors, Messrs. Groninger, Collet and Kinberg. The Nominating and Corporate Governance Committee of the board of directors has determined that all members of the Audit Committee are “independent” under the rules and regulations of the Nasdaq Capital Market. Mr. Groninger serves as the chairman of the Audit Committee. The Audit Committee held six meetings during the fiscal year ended January 31, 2007. Mr. Groninger is an “audit committee financial expert” as defined in Regulation 240.401 (h) (1) (i) (A) of Regulation S-K. The Audit Committee has a charter, a copy of which was filed with the SEC as an exhibit to our proxy statement for the 2005 annual meeting of stockholders.

The Compensation and Stock Option Committee reviews compensation practices, recommends compensation for our executives and key employees, functioned as the committee under our 1993 Stock Option Plan which expired on April 15, 2003, and functions as the committee under our 2006 Incentive Plan. The Compensation and Stock Option Committee is comprised of three non-employee directors, Messrs. Groninger, Collet and Kinberg. Mr. Groninger acts as the chairman of the Compensation and Stock Option Committee. The Compensation and Stock Option Committee held no meetings during the fiscal year ended January 31, 2007.

In November, 2005 we established a Nominating and Corporate Governance Committee of the board of directors, which was established for the purpose of assisting the board in its selection of individuals as nominees for election to the board at meetings of our stockholders and/or to fill any vacancies or newly created directorships on the board and assisting the board in its oversight of our corporate governance. The Nominating and Corporate Governance Committee held no meetings during the fiscal year ended January 31, 2007, but held one meeting subsequent to year-end to recommend to the Board the nomination of Messrs. Collet, Groninger, Kinberg and Manuel for election as our directors at the 2007 annual meeting of stockholders. The Nominating and Corporate Governance Committee is comprised of three non-employee directors, Messrs. Groninger, Collet and Kinberg. Mr. Collet serves as Chairman. All members of the Nominating and Corporate Governance Committee are independent as independence is currently defined by the Nasdaq listing standards. The Nominating and Corporate Governance Committee has a charter, a copy of which was filed with the SEC as an exhibit to our proxy statement for the 2005 annual meeting of stockholders.

The Nominating and Corporate Governance Committee uses a variety of methods to identify and evaluate nominees for election to the board. Candidates may come to the attention of the Nominating and Corporate Governance Committee through members of our board, professional search firms, stockholders and other interested parties. From time to time, the Nominating and Corporate Governance Committee may engage consulting firms to perform searches for director candidates who meet the needs of the board. If a consulting firm were retained to assist in the search process for a director, a fee would typically be paid to such firm.

The Nominating and Corporate Governance Committee believes that all candidates should have personal and professional integrity, experience with businesses and other organizations of comparable size or in related industries, a college or professional degree, demonstrated exceptional ability and judgment, and the ability to act in the best interests of our stockholders.

A stockholder wishing to nominate an individual for election to our board should send the nomination, together with a statement of the individual’s experience and qualifications and a signed consent of the individual to serve if nominated and elected, to Cygne Designs, Inc., 11 West 42nd Street, New York, NY 10036, Attention: Chairman, Nominating and Corporate Governance Committee.

Nominations received by the Nominating and Corporate Governance Committee will be reviewed by the Chairman of the Nominating and Corporate Governance Committee to determine whether the candidate possesses the director qualifications, and if so, whether the candidate’s expertise and particular set of skills and background fit the current needs of the board and whether the candidate will be effective, together with the other nominees and directors, in serving our long-term interests and our stockholders. The process of reviewing and evaluating candidates submitted by stockholders is designed to ensure that the board includes members with diverse backgrounds, skills and experience including appropriate financial and other expertise relevant to our business.

THE BOARD OF DIRECTORS DEEMS “PROPOSAL NO. 1—ELECTION OF DIRECTORS” TO BE IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS AND RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE NOMINEES FOR DIRECTOR.

Vote Required

Each director must receive a plurality of the total votes cast.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

In this compensation discussion and analysis, we discuss our compensation objectives, our decisions and the rational behind these decisions relating to 2006 compensation for our executive officers.

Objectives of Our Compensation Program

The objective of our compensation program is to compensate executive officers in a manner that: (i) links compensation to the achievement of our business and strategic goals; (ii) aligns their interests with those of our stockholders; (iii) recognizes individual contributions; and (iv) attracts, motivates and retains highly talented executives.

What our Compensation Program is Designed to Reward

Our compensation program is designed to reward performance that contributes to the achievement of our business objectives and business strategies on both a short-term and long-term basis. In addition, we reward qualities that we believe help achieve our business objectives and business strategies such as teamwork, individual performance in light of general economic and industry specific conditions, level of responsibility and tenure.

Our compensation program is comprised of four elements:

•

base salary, which is intended to provide a stable annual salary at a level consistent with competitive market practice, to reflect each executive officer's position and level of responsibility and to recognize each executive officer's unique value and historical contributions to our success;

•	annual bonuses, which are designed to help motivate management to achieve key operational objectives by rewarding achievement of these objectives;

•	equity-linked awards, which are designed to align executives' interests with the interests of our stockholders, thereby encouraging actions to maximize short-term and long-term stockholder value; and

•	benefits which we have determined are necessary in order to provide a competitive remuneration package.

The relative proportion of total compensation paid or awarded to our executive officers for each individual component of compensation (salary, annual bonuses and equity-linked awards) varies for each executive officer based on the executive's level in the organization. The level correlates with the executive's ability to impact business results through the executive's performance and leadership role. Our chairman and chief executive officer has a greater impact on achievement of the business strategy and overall business performance.

The compensation committee of our board of directors oversees our compensation program. The compensation committee periodically compares our executive compensation components with market information. The purpose of this comparison is to ensure that our total compensation package operates effectively, remains both reasonable and competitive within our industry and is generally comparable to the compensation offered by companies of similar size and scope as us. The compensation committee also keeps abreast of current trends, developments and emerging issues in executive compensation and, if appropriate, will obtain advice and assistance from outside compensation advisors.

Components of Compensation

Base Salary. Our policy is to position each executive's base salary at levels that are comparable to salaries provided to other executives in our industry, with consideration for the industry's standards, the size and scope of our operations, individual performance factors and the scope of an individual's responsibilities. We consider these factors subjectively in the aggregate and none of the factors is accorded a specific weight, and we are not precluded from considering other factors as we consider relevant. Because Messrs. Manuel and Green have agreed, since 1995, to a freeze in their salaries below the levels specified in their employment agreements, we did not engage in any benchmarking of these salaries against those of other companies.

Annual Bonuses. We do not have a formal bonus plan. Rather, the compensation committee considers whether to award cash bonuses at the end of the year based upon our determination of the success achieved by us, and management's role in such success. At the request of Messrs. Manuel and Green, we have not considered the payment of bonuses since 1995 due to our financial condition.

Equity-Linked Awards. On January 20, 2006, our stockholders approved our 2006 Incentive Plan (the “Incentive Plan”).

The Incentive Plan will enable us to make certain types of equity-based compensation awards to our employees and non-employee directors. We believe that the ability to award equity-based compensation and cash incentive awards in addition to stock options will increase our ability to create effective short and longer-term incentive programs for our employees while reducing dilution to existing stockholders that results from the grant of options. We also believe the Incentive Plan will allow us to match developing trends in long-term incentive compensation, particularly in light of the expected requirement to expense stock options.

The Incentive Plan will also enable us to make performance-based equity and cash incentive awards that qualify as “performance-based remuneration” under section 162(m) of the Code. Section 162(m) of the Code limits the deductibility of compensation in excess of $1 million paid by a publicly held corporation to certain “covered employees” unless that compensation qualifies as “performance-based remuneration.” Notwithstanding the adoption of the Incentive Plan, we reserve the right to pay our employees, including recipients of equity-based or cash awards under the Incentive Plan, amounts which may or may not be deductible under section 162(m) or other provisions of the Code.

General Description of the Incentive Plan

Purpose. The purpose of the Incentive Plan is to enable us to attract, motivate, reward and retain key personnel through the use of equity-based and cash incentive compensation awards, including options to purchase shares of our common stock, stock appreciation rights (“SARs”), restricted stock awards, restricted stock unit awards, performance-based awards, dividend equivalent payment rights and other forms of equity-based compensation and cash incentive awards.

Available Shares. A total of 3,000,000 shares of our common stock may be issued pursuant to the Incentive Plan. The number of shares that may be issued under the Incentive Plan is subject to adjustments to reflect any increase or decrease in the number of issued shares of common stock resulting from a split-up or consolidation of shares or any like capital adjustment, or the payment of any stock dividend, and/or to reflect a change in the character or class of shares covered by the Incentive Plan arising from a readjustment or recapitalization of our capital stock. In determining the number of authorized shares available for issuance under the Incentive Plan the following shares shall be deemed not to have been issued (and will remain available for issuance) pursuant to the Incentive Plan: (i) shares that are subject to an award that is forfeited, canceled, terminated or settled in cash, (ii) shares repurchased by us from the recipient of an award for not more than the original purchase price of such shares or forfeited to us by the recipient of an award or (iii) shares withheld or tendered by the recipient of an award as payment of the exercise or purchase price under an award or the tax withholding obligations associated with an award.

Individual Award Limitations. In any single calendar year, no employee may be granted under the Incentive Plan options relating to more than 600,000 shares of our common stock or SARs relating to more than 600,000 shares of our common stock (subject to adjustments to reflect any increase or decrease in the number of issued shares of common stock resulting from a split-up or consolidation of shares or any like capital adjustment, or the payment of any stock dividend, and/or to reflect a change in the character or class of shares covered by the Incentive Plan arising from a readjustment or recapitalization of our capital stock). With respect to performance-based awards valued by reference to our common stock at the date of grant, the maximum number of shares of our common stock that may be earned by any employee during any calendar year is 600,000 (subject to adjustments to reflect any increase or decrease in the number of issued shares of common stock resulting from a split-up or consolidation of shares or any like capital adjustment, or the payment of any stock dividend, and/or to reflect a change in the character or class of shares covered by the Incentive Plan arising from a readjustment or recapitalization of our capital stock). With respect to performance-based awards not valued by reference to our common stock at the date of grant, the maximum amount that may be earned by any employee during any calendar year is $1,000,000. Any unused portion of the annual limitation on performance-based awards that may be earned by an employee shall be carried forward on a cumulative basis.

Eligibility. Awards may be made under the Incentive Plan to our employees (including prospective employees), directors and consultants and its affiliates. As of April 30, 2007, approximately 60 employees, directors and consultants are eligible to receive awards under the Incentive Plan.

Administration. The Incentive Plan will be administered by a committee (the “Committee”) comprised of at least two (2) members of our Board, as chosen by the Board. Subject to the Incentive Plan, the Committee will have the authority to select the persons to whom awards will be made, to prescribe the terms and conditions of such awards and to construe, interpret and apply the provisions of the Incentive Plan and of any award made under the plan. Notwithstanding the foregoing, our Board of Directors will have sole responsibility and authority for matters relating to the grant and administration of awards to our non-employee directors. Our Compensation and Stock Option Committee will serve as the Committee administering the Incentive Plan.

Discretionary Awards

Stock Options. Options granted under the Incentive Plan may either be incentive stock options within the meaning of section 422 of the Code (“ISOs”) or options which do not qualify as ISOs (“non-ISOs”); provided, however, that ISOs may only be granted to our employees or employees of any of our “subsidiary corporations” (within the meaning of section 424(f) of the Code).

The exercise price for shares covered by an option may not be less than 100% of the fair market value (as defined in the Incentive Plan) of our common stock on the date of grant (110% in the case of an ISO granted to an employee who owns 10% or more of our outstanding stock or the outstanding stock of any of our subsidiary corporations (a “10% Stockholder”)).

The Committee, acting in its sole discretion, may permit the exercise price of an option to be paid in whole or in part in cash or by check, by means of a cashless exercise procedure, in the form of unrestricted shares of our common stock or, subject to applicable law, by any other form of consideration deemed appropriate.

Options may not be transferred during the lifetime of an option holder; provided, however, that the Committee may, in its sole discretion, permit an option holder to transfer a non-ISO, in whole or in part, to such person as approved by the Committee and subject to the terms and conditions as the Committee may determine.

The Incentive Plan provides that the Committee may establish such exercisability and other conditions applicable to an option following the termination of the option holder’s employment or other service with us as the Committee deems appropriate on a grant-by-grant basis.

All options must expire no later than ten years (five years in the case of an ISO granted to a 10% Stockholder) from the date of grant.

The Incentive Plan prohibits the repricing of options granted under the Incentive Plan without stockholder approval.

Stock Appreciation Rights. A stock appreciation right (“SAR”) constitutes a right of the holder to receive, in cash and/or shares of our common stock of equivalent value, as determined by the Committee in its sole discretion, an amount equal to the fair market value (as defined in the Incentive Plan) of a share of common stock on the applicable exercise or designated settlement date minus a specified base price. SARs may be awarded in conjunction with a stock option award (“tandem SARs”) or independent of any stock option award (“stand-alone SARs”). A tandem SAR may be awarded either at or after the time the related option award is granted, provided that a tandem SAR awarded in conjunction with an ISO may only be awarded at the time the ISO is granted. Generally, a tandem SAR will be exercisable only at the same time and to the same extent and subject to the same conditions as the related option is exercisable. The exercise of a tandem SAR will terminate the related option to the extent of the shares of our common stock with respect to which the SAR is exercised, and vice versa.

The base price per share of our common stock covered by an SAR may not be less than 100% of the fair market value (as defined in the Incentive Plan) of a share of our common stock on the date the SAR is granted (110% in the case of a tandem SAR awarded in conjunction with an ISO granted to a 10% Stockholder).

SARs may not be assigned or transferred except upon the SAR holder’s death. The Incentive Plan provides that the Committee may establish such exercisability and other conditions applicable to an SAR following the termination of the recipient’s employment or other service with us as the Committee deems appropriate on a grant-by-grant basis. All stand-alone SARs expire no later than ten years from the date of grant and tandem SARs expire upon the expiration of the related option.

Restricted Stock Awards and Restricted Stock Unit Awards. The Committee may grant stock awards upon such terms and conditions as the Committee may determine. Stock awards may take the form of a transfer of shares of restricted stock or an award of restricted stock units representing a right to receive shares of our common stock in the future and, in either case, may be subject to designated vesting conditions, repurchase rights and transfer restrictions.

The purchase price payable for shares transferred pursuant to a stock award must be at least equal to their par value, unless other lawful consideration is received or treasury shares are delivered.

Unless the Committee determines otherwise, a non-vested stock award will be forfeited upon the recipient’s termination of employment or other service. If a non-vested stock award is forfeited, the recipient will be entitled to receive from us an amount equal to any cash purchase price paid for the shares covered by the forfeited award. With respect to any stock award, unless and until all applicable vesting conditions, if any, are satisfied and vested shares are issued, neither the stock award nor any shares of our common stock issued pursuant to the award may be sold, assigned, transferred, disposed of, pledged or otherwise hypothecated other than to us.

Unless otherwise determined by the Committee, the recipient of a restricted stock award will be entitled to receive dividend payments on the shares of restricted stock and the recipient of restricted stock units will be entitled to receive dividend equivalent payments on or with respect to the shares that remain covered by the award (which the Committee may specify are payable on a deferred basis and are forfeitable to the same extent as the underlying award), and may exercise voting rights, but will have no other rights as a stockholder with respect to such shares unless and until the shares are issued to the recipient free of all conditions and restrictions under the Incentive Plan.

Performance-Based Awards. The Committee may condition the grant, exercise, vesting or settlement of equity-based awards made under the Incentive Plan on the achievement of specified objective performance goals. In addition, incentive awards, including annual incentive awards and long-term incentive awards, denominated as and paid in cash amounts, may be granted under the Incentive Plan, which awards may be earned by achievement of specified performance goals. The performance period during which achievement of such performance goals may be measured may be any period specified by the Committee. A performance goal must be prescribed in writing by the Committee before the beginning of the applicable performance period or at such later date (when fulfillment is substantially uncertain) not later than 90 days after the commencement of the performance period and in any event before completion of 25% of the performance period and must be based on any one or more of the following business criteria (which may be applied to an individual, a subsidiary, a business unit or division, or us and any one or more of our subsidiaries, business units or divisions as a group, as determined by the Committee):

•	total revenue or any key component thereof;

•	operating income, pre-tax or after-tax income from continuing operations, EBIT, EBITDA or net income;

•	cash flow (including, without limitation, free cash flow, cash flow return on investment (discounted or otherwise), net cash provided by operations or cash flow in excess of cost of capital);

•	earnings per share or earnings per share from continuing operations (basic or diluted);

•	return on capital employed, return on invested capital, return on assets or net assets;

•	after-tax return on stockholders’ equity;

•	economic value created;

•	value of our common stock or total return to stockholders;

•	value of an investment in our common stock assuming the reinvestment of dividends;

•

strategic business criteria, consisting of one or more objectives based on meeting specified market penetration goals, geographic business expansion goals, implementation of efficiencies or cost savings, cost targets, or goals relating to acquisitions or divestitures of subsidiaries, affiliates or joint ventures; and/or

•	a combination of any or all of the foregoing criteria.

The targeted level or levels of performance with respect to such business criteria may be established at such levels and on such terms as the Committee may determine in its discretion, including in absolute terms, as a goal relative to performance in prior periods, or as a goal compared to the performance of one or more comparable companies or an index covering multiple companies. If and to the extent permitted for awards intended to qualify as “performance-based” under section 162(m) of the Code, the Committee may provide for the adjustment of such performance goals to reflect changes in accounting methods, corporate transactions (including, without limitation, acquisitions and dispositions) and other similar types of events or circumstances occurring during the applicable performance period. At the expiration of the applicable performance period, the Committee shall determine the extent to which the performance goals are achieved and the extent to which each performance-based award has been earned. The Committee may not exercise its discretion to enhance the value of an award that is subject to performance-based conditions.

Other Equity-Based Awards. The Committee may grant dividend equivalent payable rights, phantom shares, bonus shares and other forms of equity-based awards to eligible persons. These awards may entail the transfer of shares of our common stock to an award recipient or the payment in cash or otherwise of amounts based on the value of shares of our common stock and may include, without limitation, awards designed to comply with or take advantage of applicable tax and/or other laws.

Change of Control

The Incentive Plan also provides that all options and SARs will become exercisable upon a change of control of our Company and that the Board, acting in its discretion, may accelerate vesting of all other non-vested awards. For purposes of the Incentive Plan, a change of control is deemed to occur if:

(1) there occurs (A) any consolidation or merger in which we are not the continuing or surviving entity or pursuant to which shares of our common stock would be converted into cash, securities or other property, other than (x) a consolidation or merger in which the holders of our common stock immediately prior to the consolidation or merger have the same proportionate ownership of common stock of the surviving corporation immediately after the consolidation or merger, or (y) a consolidation or merger which would result in our voting securities outstanding immediately prior thereto continuing to represent (by being converted into voting securities of the continuing or surviving entity) more than 50% of the combined voting power of the voting securities of the surviving or continuing entity immediately after such consolidation or merger and that would result in the members of our Board immediately prior to such consolidation or merger (including, for this purpose, any individuals whose election or nomination for election was approved by a vote of at least two-thirds of such members), constituting a majority of the board of directors (or equivalent governing body) of the surviving or continuing entity immediately after such consolidation or merger; or (B) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all our assets;

(2) our stockholders approve any plan or proposal for our liquidation or dissolution;

(3) any person (as such term is used in Sections 13(d) and 14(d)(2) of the Exchange Act) becomes the beneficial owner (within the meaning of Rule 13d-3 under said Act) of 40% or more of our common stock other than pursuant to a plan or arrangement entered into by such person and us; or

(4) during any period of two consecutive years, individuals who at the beginning of such period constitute the entire Board of Directors cease for any reason to constitute a majority of the Board unless the election or nomination for election by our stockholders of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period.

Amendment and Termination

The Board of Directors may amend or terminate the Incentive Plan. Subject to certain limitations set forth in the Incentive Plan, any amendment which would increase the aggregate number of shares of our common stock issuable under the Incentive Plan or the maximum number of shares with respect to which options, SARs or other performance-based equity awards may be granted to any employee in any calendar year, modify a class of persons eligible to receive awards under the Incentive Plan or otherwise require stockholder approval under applicable law or exchange or market requirements shall, to the extent required by applicable law or exchange or market requirements, be subject to the approval of our stockholders. No amendment or termination may adversely affect any outstanding award without the written consent of the award recipient.

Unless sooner terminated by the Board, the Plan shall terminate on January 20, 2016.

Benefits. We provide company benefits, or perquisites, that we believe are standard in industry. These benefits consist of a group medical and dental insurance program for employees and their qualified employees and dependents, group life insurance for employees and their spouses, accidental death and dismemberment and long-term disability coverage for employees and a 401(k) employee savings plan. Our executive officers do not participate in a supplemental employment retirement benefit of any kind.

On January 1, 2006, we implemented a 401(k) plan that permits eligible employees to make voluntary, pre-tax contributions to the plan up to a specified percentage of compensation, subject to applicable tax limitations. We will make a contribution to the plan for each employee equal to 10% of the employee’s contribution. The plan is intended to be tax-qualified under Section 401(a) of the Internal Revenue Code so that contributions to the plan, and income earned on plan contributions, are not taxable to employees until withdrawn from the plan, and so that contributions, if any, will be deductible when made. We made contributions to the plan for the year ended January 31, 2007 and 2006 for approximately $12,000 and $4,000, respectively. For the year ended January 29, 2005, we did not have a 401(k) plan in effect.

How Elements of Our Compensation Program are Related to Each Other

We view the various components of compensation as related but distinct and emphasize “pay for performance” with a significant portion of total compensation reflecting a risk aspect tied to long- and short-term financial and strategic goals. Our compensation philosophy is to foster entrepreneurship at all levels of the organization by making long-term equity-based incentives. We determine the appropriate level for each compensation component based in part, but not exclusively, on our view of internal equity and consistency, and other considerations we deem relevant, such as rewarding extraordinary performance. Our compensation committee has not adopted any formal or informal policies or guidelines for allocating compensation between long-term and currently paid out compensation, between cash and non-cash compensation, or among different forms of non-cash compensation.

Other Compensation Related Matters

Equity Ownership. As of January 31, 2007, our chief executive officer owned approximately 18.7% of our outstanding common stock (approximately 14% if our stockholders approve the Issuance Proposal and Mr. Kraif exercises the warrant and converts the convertible note). Although we encourage our executive officers to retain ownership in Cygne, we do not have a policy requiring maintenance of a specified equity ownership level. Our policies prohibit our executive officers from using puts, calls or options to hedge the economic risk of their ownership.

Recovery of Prior Awards. Except as provided by applicable laws and regulations, we do not have a policy with respect to adjustment or recovery of awards or payments if relevant company performance measures upon which previous awards were based are restated or otherwise adjusted in a manner that would reduce the size of such award or payment.

Section 162(m). Section 162(m) of the Internal Revenue Code of 1986, as amended, generally denies publicly held corporations a federal income tax deduction for compensation exceeding $1,000,000 paid to the chief executive officer or any of the four other highest-paid executive officers, excluding performance-based compensation. The compensation for each of our executive officers is substantially less than the Section 162(m) threshold of $1,000,000 and we intend, to the extent compensation for these persons could exceed $1,000,000, to try to have at least that portion of compensation in excess of $1,000,000 qualify for performance-based compensation under Reg. 1.162-27(e) and therefore would not be additive to salaries for purposes of measuring the $1,000,000 tax limitation. However, we reserve the right to use our judgment to authorize compensation payments that do not comply with the exemptions in Section 162(m) when we believe that such payments are appropriate and in the best interest of our stockholders, after taking into consideration changing business conditions or the executive’s individual performance and/or changes in specific job duties and responsibilities.

Compensation Committee Report

We have reviewed and discussed with management the compensation discussion and analysis required by Item 402(b) of Regulation S-K. Based on the review and discussion referred to above, we recommend to the board of directors that the compensation discussion and analysis be included in this proxy statement.

Compensation Committee:

James Groninger (Chairman)

Michel Collet

Guy Kinberg

Compensation Committee Interlocks and Insider Participation

None of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more of its executive officers serving as a member of our board of directors or compensation committee.

None of the members of the compensation committee have served as an officer or employee of us. Furthermore, except for compensation arrangements discussed in this proxy statement, we have not participated in any contracts, loans, fees, awards or financial interests, direct or indirect, with any committee member, nor are we aware of any means, directly or indirectly, by which a committee member could receive a material benefit from us.

Summary Compensation Table

The following table sets forth certain information with respect to compensation of our two executive officers:

Name and Principal Position	Year	Salary ($)		Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)			Total ($)
Bernard Manuel Chairman and Chief Executive Officer (Principal Executive Officer)	2006 2005 2004	$ $ $	400,000 400,000 400,000	— — —	— — —	— — —	— — —	— — —	$ $ $	40,439 41,125 40,357	(1)(2) (1)(2) (1)(2)(3)	$ $ $	440,439 441,125 439,957

Roy Green Senior Vice President—Chief Financial Officer (Principal Financial Officer)	2006 2005 2004	$ $ $	245,000 245,000 245,000	— — —	— — —	— — —	— — —	— — —	$ $ $	13,467 350,971 10,948	(4) (4)(5) (4)(6)	$ $ $	258,467 595,971 255,948

(1)	Includes $11,599, $11,438 and $11,759 for the lease of a personal automobile, $6,901, $6,804 and $6,804 for parking and $2,398, $5,492, and $5,490 for auto insurance for years 2006, 2005 and 2004, respectively
(2)	Includes health insurance premiums paid by us of $19,541, $17,391, and $15,848 for years 2006, 2005 and 2004, respectively.
(3)	Includes insurance premiums on term life insurance paid by us of $456 for year 2004.
(4)	Includes health insurance premiums paid by us of $13,467, $11,748 and $$10,706 for years 2006, 2005 and 2004, respectively.
(5)	Includes a retention bonus paid by us of $339,223 to Mr. Green in connection with the termination of his employment agreement.
(6)	Includes insurance premiums on term life insurance paid by us of $242 for year 2004.

Employment Agreements

We currently have an employment agreement with Bernard M. Manuel, our chairman and chief executive officer. We also had an employment agreement with Roy E. Green, our senior vice president-chief financial officer, treasurer, and secretary. Mr. Green’s employment agreement was terminated by mutual agreement as of July 31, 2005 and, since that time, Mr. Green has been our “at will” employee and continues to serve as our Senior Vice President—Chief Financial Officer, Treasurer and Secretary.

Mr. Manuel’s agreement, which expires on April 30, 2008, provides for the automatic renewal for successive one-year terms unless either party notifies the other to the contrary at least 90 days prior to its expiration. The employment agreement requires Mr. Manuel to devote substantially all of his time and attention to our business as necessary to fulfill his duties. Under the employment agreement, Mr. Manuel is currently entitled to an annual salary of $673,233 subject to annual cost of living increases and a bonus to be determined by the Board of Directors in its sole discretion. Since 1995 Mr. Manuel has accepted a reduction in salary to $400,000 and has not received any bonuses. Under the employment agreement, Mr. Manuel may terminate his employment upon 30 days’ notice. The employment agreement provides that in the event Mr. Manuel’s employment is terminated by us at any time for any reason other than justifiable cause, disability, or death, or we fail to renew the agreement at any time within two years following a “Change in Control of the Company,” we must pay Mr. Manuel his base salary, and permit participation in benefit programs for two years. In the event we elect not to renew the agreement (other than within two years following a “Change in Control of the Company”) we will pay Mr. Manuel a severance payment equal to the lesser of (i) two months’ salary plus one-sixth of his most recently declared bonus for each year he has been employed by the Company or (ii) one year’s annual salary. The employment agreement contains confidentiality provisions, whereby Mr. Manuel agrees not to disclose any confidential information regarding us, as well as non-competition covenants. The non-competition covenants survive the termination of Mr. Manuel’s employment for two years.

For purposes of the employment agreement, a “Change in Control of the Company” shall be deemed to occur if (i) there shall be consummated (x) any consolidation or merger of Cygne in which Cygne is not the continuing or surviving corporation or pursuant to which our shares of common stock would be converted into cash, securities or other property, other than a merger of Cygne in which the holders of our common stock immediately prior to the merger have the same proportionate ownership of common stock of the surviving corporation immediately after the merger, or (y) any sale, lease, exchange, or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of our assets, or (ii) our stockholders shall approve any plan or proposal for liquidation or dissolution of Cygne, or (iii) any person (as such term is used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), shall become the beneficial owner (within the meaning of Rule 13(d)(3) under the Exchange Act) of 40% or more of our outstanding common stock other than pursuant to a plan or arrangement entered into by such person and us, or (iv) during any period of two consecutive years, individuals who at the beginning of such period constitute the entire board of directors shall cease for any reason to constitute a majority thereof unless the election, or the nomination for election by our stockholders, of each new director was approved by a vote of at least two-thirds of the directors still in office who were directors at the beginning of the period.

The employment agreement also provides that if, in connection with a change of ownership or control of Cygne or a change in ownership of a substantial portion of our assets (all within the meaning of Section 280G(b)(2) of the Internal Revenue Code of 1986, as amended (the “Code”)), an excise tax is payable by the employee under Section 4999 of the Code, then we will pay to Mr. Manuel additional compensation which will be sufficient to enable him to pay such excise tax as well as the income tax and excise tax on such additional compensation, such that, after the payment of income and excise taxes, Mr. Manuel is in the same economic position in which he would have been if the provision of Section 4999 of the Code had not been applicable.

Mr. Green’s employment agreement, which was terminated by mutual agreement as of July 31, 2005, contained substantially similar provisions to Mr. Manuel’s employment agreement; provided that, Mr. Green’s annual salary under his agreement was $339,223, subject to annual cost of living increases. Mr. Green had accepted a salary reduction to $245,000 in 1995 and has continued to receive such salary since 1995. In connection with the termination of Mr. Green’s employment agreement, he received a cash payment of $339,223 in lieu of all amounts which might be due and owing under his employment agreement, including any severance payments. Such payment was contingent on Mr. Green remaining employed by us and performing his customary functions as Senior Vice President—Chief Financial Officer, Treasurer and Secretary and assisting in the consummation of our purchase of certain assets of Diversified Apparel Resources, LLC. Notwithstanding the termination of Mr. Green’s employment agreement, he remains bound by the confidentiality and non-competition provisions which were contained in the agreement.

Grants of Plan-Based Awards Table

This table has been omitted because no plan-based awards were made during the year ended January 31, 2007. See “—Compensation Discussion and Analysis.”

Outstanding Equity Awards at Fiscal Year-End

This table has been omitted because there were no outstanding equity awards to our executive officers at January 31, 2007.

Option Exercises and Stock Vested Table

This table has been omitted because there were no options exercised by or stock vested for our executive officers during the year ended January 31, 2007.

Pension Benefits

We sponsor a 401(k) plan that is available to all U.S. employees, but do not maintain a pension or defined benefit program. We do not have a nonqualified deferred compensation plan or program for our officers or employees.

Potential Payments upon Termination or Change-in-Control

As described above under “—Employment Agreements”, Mr. Manuel is entitled to certain payments upon termination of employment under certain circumstances. The following table sets forth potential amounts payable to our current executive officers upon termination of employment under various circumstances, and as if terminated on January 31, 2007.

Termination:	By Reason of Death or Disability	By Reason of Non-renewal of Employment Agreement (other than within two years following a Change in Control)	By Company without Justifiable Cause or Upon Termination of Employment within Two Years Following a Change in Control
Bernard Manuel
Salary and Bonus	—	$673,233	$1,346,466
Health Benefits	—	19,541	39,082
Total	—	$692,774	$1,385,548
Roy Green
Salary and Bonus	—	—	—
Health Benefits	—	—	—
Total	—	—	—

Compensation of Directors

Based upon the detailed analysis of the practices of companies within our peer group as well as emerging trends occurring within the director compensation arena, and other factors considered by the Board, the Board of Directors approved the following changes, effective November 29, 2005, to the cash compensation payable to our non-employee directors:

•	payment of an $8,000 annual retainer to each director;

•	payment of a $4,000 annual retainer to the members of each committee of the Board other than the audit committee;

•	payment of an $8,000 annual retainer to the members of the audit committee;

•	payment of a $2,000 annual retainer to the chair of each committee of the Board other than the chair of the audit committee;

•	payment of a $4,000 annual retainer to the chair of the audit committee; and

•	payment of a $1,000 meeting fee payable for each Board meeting and meeting of a committee of the Board attended.

Directors are also reimbursed for expenses actually incurred in attending Board, stockholder and committee meetings.

On January 20, 2006, we issued under the 2006 Incentive Plan an aggregate of 60,000 shares of restricted Common Stock to our non-employee directors, which shares become vested and cease to be subject to forfeiture over a period of eight quarters of continued service, beginning with the quarter ended January 31, 2006. Each of Messrs. Collet and Kinberg received 18,750 shares and Mr. Groninger received 22,500 shares. The shares were valued at $4.85 a share. The shares will also vest in full upon a Change of Control, as defined in the Plan, or upon the termination of the director’s service due to death or disability. In connection therewith, we recorded deferred compensation of $291,000, representing the fair value of the shares, which is being amortized over the vesting period. During the year ended January 31, 2006 and January 31, 2007, approximately $36,000 and $145,000, respectively, were amortized.

The following table sets forth the compensation paid to our non-employee directors during the year ended January 31, 2007. In addition, we reimbursed these directors for their out-of-pocket expenses in attending Board and committee meetings.

Name	Fees Earned or Paid in Cash	Stock Awards(1)	Total
Michel Collet(2)	$39,000	$45,368	$84,368
James Groninger(3)	$43,000	$54,264	$97,264
Guy Kinberg(2)	$37,000	$45,368	$82,368

(1)	Represents the dollar amount recognized for financial statement reporting purposes under SFAS 123R for the year ended January 31, 2007.
(2)	On January 20, 2006, we issued under the 2006 Incentive Plan 18,750 shares of restricted Common Stock to each of Messrs. Collet and Kinberg, which shares become vested and cease to be subject to forfeiture over a period of eight quarters of continued service, beginning with the quarter ended January 31, 2006. The grant date fair market value of the shares issued to each of Messrs. Collet and Kinberg was $4.85. At January 31, 2007, each of Messrs. Collet and Kinberg owned 18,750 shares of restricted Common Stock.
(3)	On January 20, 2006, we issued under the 2006 Incentive Plan 22,500 shares of restricted Common Stock to Mr. Groninger, which shares become vested and cease to be subject to forfeiture over a period of eight quarters of continued service, beginning with the quarter ended January 31, 2006. The grant date fair market value of the shares issued to Mr. Groninger was $4.85. At January 31, 2007, Mr. Groninger owned 22,500 shares of restricted Common Stock and options to purchase 500 shares of common stock.

AUDIT MATTERS

Audit Committee Report

In accordance with the written charter of the Audit Committee, the Audit Committee assists the Board in oversight of the quality and integrity of our accounting, auditing and financial reporting processes. In addition, the Audit Committee recommends to the full Board of Directors the selection of the independent auditors.

Currently, all Audit Committee members are “independent” under Nasdaq listing standards and as such term is defined in the rules and regulations of the SEC, and Mr. Groninger has also been designated to be an “audit committee financial expert” as such term is defined in the rules and regulations of the SEC.

In performing its oversight function for the year ended January 31, 2007, the Audit Committee:

(1) Reviewed and discussed the audited financial statements with management and the independent auditors;

(2) Discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61;

(3) Reviewed the written disclosure and letter from independent auditors required by the Independence Standards Boards Standard No. 1, and discussed with the independent auditors any relationships that may impact their objectivity and independence;

(4) Considered whether the independent auditors’ provision of non-audit services to us is compatible with the auditors’ independence;

(5) Discussed with our independent auditors the overall scope and plans for the audit;

(6) Met with the independent auditors with and without management present, to discuss the results of their examination, the evaluations of our internal controls, and the overall quality of our financial reporting; and

(7) Met quarterly with our management and our independent auditors to review and discuss earning releases, and, as applicable, our quarterly reports on Form 10-Q and annual report on Form 10-K.

Based upon the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended January 31, 2007 as filed with the Securities and Exchange Commission.

Respectfully submitted,

James G. Groninger

Michel Collet

Guy Kinberg

PROPOSAL NO. 2—APPROVAL OF THE ISSUANCE PROPOSAL

Background of the Proposal

On July 31, 2005, we, Commerce Clothing Company LLC (whose name was subsequently changed to Diversified Apparel Resources, LLC [“Diversified Apparel”]), and the members of Diversified Apparel including Mr. Hubert Guez, Diversified Apparel’s managing member and Chief Executive Officer, entered into an asset purchase agreement, and simultaneously closed the transactions contemplated thereby, providing for our purchase from Diversified Apparel of the assets (the “Assets”) used in Diversified Apparel’s business of the designing, merchandising and wholesaling of branded and private label denim apparel, which included, among other things, all of Diversified Apparel’s (i) tangible personal property, (ii) open purchase orders, (ii) New York showroom leases (for the property located on the fourth floor of 215 West 40th Street) and (iii) trademarks and intellectual property associated with the Acquired Business. We accounted for this transaction as a purchase. In consideration for the Assets, we (i) issued to Diversified Apparel 10.5 million shares of our common stock, (ii) issued to Diversified Apparel a secured subordinated promissory note (the “Note”) in the principal amount of $47.5 million, (iii) paid $2 million in cash at the closing and (iv) paid to Diversified Apparel $1,750,000 in seven monthly installments of $250,000 each, without interest, on the last day of each month commencing August 2005.

Following our purchase of the Assets, Mr. Guez introduced Bernard Manuel, our chief executive officer, to Mr. Kraif in fall 2005. Mr. Kraif is involved in the apparel industry in Europe, having been a co-founder of Waikiki, which he subsequently sold, and is currently the owner of Compagnie de Californie, which sells high end casual knitwear. Mr. Guez thought there might be opportunities for us to work with Mr. Kraif. Mr. Manuel held several meetings with Mr. Kraif to discuss possible business opportunities, including having Cygne introduce Mr. Kraif’s products in the U.S., license Compagnie de Californie products or acquire Compagnie de Californie, or Mr. Kraif introduce Cygne’s products in Europe. Some of these discussions are ongoing. Mr. Kraif also expressed to Mr. Manuel an interest in investing in Cygne’s equity through a private investment in public equity transaction.

Beginning in November 2005, we began to seek ways to improve our balance sheet by replacing all or a portion of the Note with equity, including issuing equity and using the proceeds to repay the Note or issuing equity to Diversified Apparel in payment of the Note. An investment banking firm that we held discussions with about an equity offering advised us that we would be required to issue equity at a discount of at least 15% to the market price, as well as issue warrants, and that we could not raise more than $15 million in equity, which, after deducting underwriting discounts and commissions and expenses, would have allowed us to only repay approximately $13.6 million of the Note.

On January 3, 2006, we and Diversified Apparel entered into a note conversion agreement providing for the conversion of $7,500,000 of the principal amount of the Note into 1,428,571 shares of our common stock at the rate of $5.25 per share. Following the conversion, we continued to discuss with Diversified Apparel the conversion of additional principal amounts of the Note into equity in order to increase our financial and operational flexibility by reducing our debt service obligations, thereby increasing the amount of cash available to finance our operations and growth, and to improve our ability to finance our working capital needs. However, Diversified Apparel indicated to us that it was treating the sale of the Acquired Business as an installment sale and the Note as an installment obligation for tax purposes and that it was not willing to convert additional principal amounts of the Note into equity because such conversion would result in an immediate significant income tax liability to Diversified Apparel’s members, due to Diversified Apparel’s low tax basis in the Acquired Business, that Diversified Apparel’s members did not want to incur. Diversified Apparel indicated that it would be willing to consider transferring the Note to one or more persons willing to convert all or a portion of the Note into equity, as long as the transfer did not trigger an immediate income tax liability for Diversified Apparel’s members. Mr. Manuel suggested to Diversified Apparel several parties, including Mr. Kraif, that might be interested in acquiring the Note and agreeing to exchange all or a portion of it for equity.

On October 31, 2006, we made a principal payment of $1.5 million due on the Note. Effective November 1, 2006, Diversified Apparel transferred the Note to Serge Kraif, an individual whom we believe is unrelated to, and not affiliated with, Diversified Apparel or Mr. Guez, although we have been advised that Mr. Kraif lent Diversified Apparel $3.5 million in March 2006. We had no legal right to object to, and no ability to prevent, the transfer of the Note by Diversified Apparel. In November 2006, we began discussions with Mr. Kraif regarding the terms under which he would be willing to exchange the Note for our equity. Effective January 31, 2007, we entered into an agreement with Mr. Kraif pursuant to which, if our stockholders approve:

•	We would issue 8,800,000 shares of our common stock to Mr. Kraif in payment of $22.0 million of the Note, representing a rate of $2.50 per share;

•

We would issue a convertible note in the principal amount of $15.0 million that is convertible into shares of our common stock at a conversion price of $3.50 per share in payment of $15.0 million of the Note; and

•	We would issue to Mr. Kraif a warrant to purchase up to 4,400,000 shares of our common stock at a price of $3.00 per share.

During January and February 2007, the closing price of our common stock as reported on Nasdaq ranged from a low of $1.94 to a high of $2.43, and the average closing price for the ten trading days ended January 30, 2007 was $2.28. On January 31, 2007, the effective date of the conversion agreement with Mr. Kraif, the closing price of our common stock as reported on Nasdaq was $2.19.

In addition, effective January 31, 2007, Mr. Kraif agreed that (i) the $1.5 million principal payment on the Note originally due on January 31, 2007 would be postponed and paid by us from time to time when we have available funds and (ii) all accrued but unpaid interest at January 31, 2007 was forgiven.

Effective April 30, 2007, Mr. Kraif agreed that the $1.5 million principal payment on the Note due on April 30, 2007 could be delayed pending stockholder consideration of the Issuance Proposal. If our stockholders approve the Issuance Proposal, this $1.5 million principal payment will be satisfied through the issuance of the common stock, convertible note and warrant discussed above. Mr. Kraif forgave the April 30, 2007 interest payment on the Note.

If our stockholders approve the issuance of shares of our common stock to Mr. Kraif in partial payment of our indebtedness to him, Mr. Kraif will own 8,915,171 shares of our common stock, or approximately 25% of our outstanding shares, and will have the right to purchase up to an additional 8,685,715 shares of our common stock, in which event he will own approximately 40% of our outstanding common stock. If Mr. Kraif owns approximately 25% of our common stock, Hubert Guez will control approximately 37% of our outstanding common stock, and if Mr. Kraif acquires all of our common stock that he is entitled to purchase, Mr. Guez will control approximately 30% of our outstanding common stock.

Under applicable Nasdaq rules, adoption of the Issuance Proposal requires the affirmative vote of a majority of the total votes cast by the holders of our common stock. Diversified Apparel, Mr. Manuel and their respective affiliates have agreed to vote in favor of the Issuance Proposal and, because they beneficially own more than 50% of the outstanding common stock, approval under applicable Nasdaq rules is assured. In addition to the foregoing Nasdaq vote requirement, we have determined to condition approval of the Issuance Proposal on the affirmative vote of a majority of the total votes cast by the holders of our common stock other than Messrs. Hubert Guez and Paul Guez, Diversified Apparel, Mr. Manuel and their respective affiliates. A properly executed proxy submitted without instructions on how to vote will be voted FOR these proposals, unless your proxy is properly revoked. Broker non-votes with respect to the Issuance Proposal will not be voted, although they will be counted for purposes of determining the existence of a quorum. Abstentions will have the same effect as a vote against the Issuance Proposal.

Reasons for Board of Directors’ Recommendation

After careful consideration, our Board of Directors has unanimously determined that the issuance of shares of common stock, a convertible note and the warrant in exchange for $37.0 million principal amount of the Note is in the best interests of Cygne and its stockholders. Conversion of the Note will increase our financial and operating flexibility by reducing our quarterly principal and interest payments, thereby increasing the amount of cash available to finance our operations. Hubert Guez does not have a representative on our Board of Directors.

In considering whether to recommend approval of the Issuance Proposal to our stockholders, our Board of Directors considered, among other things, the likelihood that we would not be able to pay principal and interest on the Note when due, the fact that lenders were not willing to provide financing for our working capital needs unless a large portion of the Note were repaid, and the fact that any equity financing would likely have to be done at a discount to the market price, would require the issuance of warrants, and would only provide us with proceeds to repay approximately one-third of the Note and, depending on the size, could result in a limitation on our use of our net operating loss carryfowards.

At January 31, 2007, we did not generate sufficient cash from operating activities to allow us to make the full interest and principal payments on the Note. As a result, we were required to seek delay in the principal payments due and forgiveness of the interest payments due on such date. The Board of Directors determined, based on our anticipated financial performance, that we will not be able to generate sufficient cash from operating activities in the near future to allow us to meet upcoming principal and interest payments. If the Issuance Proposal is not approved, we do not expect Mr. Kraif to continue to defer principal payments and/or forgive interest payments, in which event we will be in default under the Note if we do not make any required principal or interest payments. If we are in default under the Note, Mr. Kraif can declare the entire principal amount of the Note immediately due and payable, our factor could terminate our factoring agreement, under which we currently obtain the financing necessary to conduct our business, and it is unlikely we would be able to arrange alternate financing. If Mr. Kraif were to declare the Note to be immediately due and payable, the factor were to terminate the factoring agreement and we could not arrange alternate financing, our business would be materially and adversely affected, and we might be required to seek protection under applicable bankruptcy laws.

Mr. Manuel informed the Board that based on discussions with various lenders, such lenders would not be willing to loan monies to us to finance our working capital needs as long as a substantial principal amount of the Note remained outstanding. Mr. Manuel also informed the Board that based on discussions with an investment banking firm, any issuance of equity to third parties would have to be at a discount of at least 15% to the market price of the common stock, would require the issuance of warrants to purchase common stock as well and would only provide us with proceeds to repay approximately one-third of the Note. Mr. Manuel noted that the transaction with Mr. Kraif was priced at a premium to the then market price of the common stock, compared to a discount that would be required for an equity offering. Further, the number of shares that would likely be required to be issued in an equity issuance could result in a limitation on our use of our net operating losses.

Note Conversion Agreement

Effective January 31, 2007 we and Serge E. Kraif entered into a Note Conversion Agreement (the “Conversion Agreement”), providing for the conversion of $37,000,000 principal amount due under our $38.5 million subordinated promissory note dated July 31, 2005 (the “Note”), originally issued by us in the principal amount of $47,500,000 to Diversified Apparel Resources, LLC, which subsequently transferred the Note to Mr. Kraif with an effective date of November 1, 2006. The Conversion Agreement provides for:

•	$22,000,000 of the Note to be converted into 8,800,000 shares of our common stock at the rate of $2.50 per share,

•

the issuance of a subordinated convertible note in the principal amount of $15.0 million (the “Convertible Note”) that is convertible into shares of our common stock at a conversion price of $3.50 per share in payment of $15.0 million of the Note, and

•	the issuance of a warrant to purchase up to 4,400,000 shares of our common stock at $3.00 a share (the “Warrant”).

In addition, effective January 31, 2007, (i) the $1.5 million principal payment on the Note originally due on January 31, 2007 was postponed and will be paid by us from time to time when we have available funds and (ii) all accrued but unpaid interest at January 31, 2007 was forgiven. Upon consummation of the transactions contemplated by the Conversion Agreement, the remaining $1.5 million principal amount of the Note will be converted into our liability payable as and to the extent we have available funds.

Effective April 30, 2007, Mr. Kraif agreed that the $1.5 million principal payment on the Note due on April 30, 2007 could be delayed pending stockholder consideration of the Issuance Proposal. Mr. Kraif forgave the April 30, 2007 interest payment on the Note.

The Convertible Note bears interest at the annual rate of 4.7%. The Convertible Note will bear interest only, payable quarterly, until January 31, 2008. Thereafter, twenty-four (24) quarterly principal payments of $625,000 will be payable on the Convertible Note beginning April 30, 2008 and ending on the maturity date of January 31, 2014. Interest will be paid quarterly on the outstanding principal balance outstanding prior to the quarterly principal payment. Any principal outstanding on the Convertible Note will be convertible at the conversion price of $3.50 a share. We, at our option, may prepay the principal balance outstanding at any time with payment discount rates ranging from 24.19% if prepayment occurs before January 31, 2008 declining to 3.43% if payment occurs between February 1, 2013 and January 31, 2014.

The Warrant is exercisable at any time and from time to time between February 15, 2009 and January 31, 2012.

All shares of our common stock issued as a result of the transactions contemplated would be registered for resale under the Securities Act as soon as practicable. Any sales in the public market of this common stock could adversely affect prevailing market prices of our common stock. In addition, we recently registered for resale 13,928,571 shares of our common stock owned by Diversified Apparel, Messrs. Paul Guez and Hubert Guez and affiliates of Hubert Guez. Future sales of substantial amounts of our common stock in the public market, or the perception that such sales are likely to occur, could also affect prevailing trading prices of our common stock.

We and Mr. Kraif are in discussions with one of our suppliers in the Far East regarding a transaction whereby such supplier will acquire a substantial portion of Mr. Kraif’s interest in Cygne if the Issuance Proposal is approved. There can be no assurance that any agreement will be reached.

Effect of Approval of the Issuance Proposal

In connection with our acquisition of the Assets from Diversified Apparel, we obtained a third-party valuation to determine the fair value of the Note for the purposes of determining the purchase price of the acquisition. As a result, we recorded a debt discount of $14,200,000 to reduce the carrying value of the Note to fair value. The discount is being amortized to interest expense over the term of the Note. In connection with the January 2006 conversion of $7,500,000 principal amount of the Note, a loss on extinguishment (recorded as a component of interest expense) of approximately $2.1 million was recorded representing the pro-rata unamortized discount. If our stockholders approve the Issuance Proposal, we will record a non-cash loss on extinguishment of debt, since the fair value of the stock, convertible note and warrants to be issued in the transaction exceeds the carrying value of the Note, due primarily to the unamortized discount at the time of exchange. This expense will adversely affect our results of operations for 2007.

If the transactions contemplated by the Conversion Agreement had been consummated on January 31, 2007, the total value of our common stock, the Convertible Note and warrant issued to Mr. Kraif would have been approximately $40.25 million. At such date, the carrying value of the Note was $29.9 million. As a result, we would have incurred a non-cash loss on extinguishment of debt of approximately $11.8 million during the year ended January 31, 2007. The actual value of the common stock, Convertible Note and warrant to be issued to Mr. Kraif pursuant to the Conversion Agreement and the amount of the non-cash loss on extinguishment of debt we will incur will depend on the price of our common stock and the carrying value of the Note on the date the Issuance Proposal is approved by our stockholders.

The following capitalization table sets forth actual short-term and long-term indebtedness, stockholders’ equity and total capitalization at January 31, 2007 and on a pro forma basis to give effect to the transactions contemplated by the Conversion Agreement.

	January 31, 2007 Actual (audited)		Pro forma adjustments	January 31, 2007 Pro forma (unaudited)
	($ in thousands)
Short-term debt
Advances from factor	$9,542		—	$9,542
Current portion of Note	4,715	a	$(4,715)	—

Short-term debt	$14,257		$(4,715)	$9,542

Current liability: postponed principal Note payment originally due on January 31, 2007	$—	b	$1,500	$1,500

Long-term portion of Note	$25,202	c	$(25,202)	—
Convertible Note	—	d	11,520	11,520

Long-term debt	$25,202		$(13,682)	$11,520

Stockholders’ equity:
Preferred Stock, $0.01 par value; 1,000,000 shares authorized: none issued and outstanding	$—		$—	$—
Common Stock, $0.01 par value; 100,000,000 shares authorized: 26,462,109 shares issued and outstanding at January 31, 2007; 35,262,109 shares issued pro forma	265	c	88	353

Paid-in capital	168,601	c	28,643	197,244
Accumulated other comprehensive income (loss)	25		—	25
Accumulated deficit	(119,473)	c	(11,834)	(131,307)

Total stockholders’ equity	$49,418		$16,897	$66,315

Total capitalization	$74,620		$3,215	$77,835

Pro forma adjustments ($ in thousands)

		Pro Forma Debt	Pro Forma Accumu- lated Deficits	Pro Forma Paid-in Capital	Pro Forma Common Stock
a	To combine the short-term portion of the Note with the long- term portion of the Note	$(4,715)	$—	$—	$—

b	To record postponed principal Note payment originally due on January 31, 2007	$1,500	$—	$—	$—

c	To record the Conversion Agreement transactions:
	To reflect the combination of the short-term portion of the Note with the long-term portion of the Note	$4,715	$—	$—	$—
	To record transfer of postponed principal payment originally due on January 31, 2007 to current liability	$(1,500)	$—	$—	$—
	To record the issuance of 8,800,000 shares of our common stock at $2.50 a share, the closing price of the common stock on the date that the Conversion Agreement was signed, in payment of $22,000 principal amount of the Note	(22,000)	—	21,912	88
	To record the amortization of the Note discount related to the conversion of the $22,000 principal amount of the Note	5,103	(5,103)	—	—
	To record the issuance of a warrant to purchase up to 4,400,000 shares of Cygne common stock with a $3.00 exercise price between 2/15/09 and 1/31/12. Value of warrant determined using the Black Scholes method of calculation (A)	—	(6,731)	6,731	—
	To record the extinguishment of the $15,000 face value (discounted value of $11,520) of the Note	(11,520)	—	—	—

	Total	$(25,202)	$(11,834)	$28,643	$88

d	To record face value of Convertible Note of $15,000 at the discounted value of $11,520 (B)	$11,520	$—	$—	$—

(A)	The fair value of the warrant was estimated using the closing price of the common stock on the date that the Conversion Agreement was signed using the Black-Scholes option pricing model with the following assumptions: stock price at the signing date of the Conversion Agreement of $2.50; exercise price of $3.00; term of 5 years, volatility factor of 75.6%; dividend yield of zero; discount rate of 4.67%. The final value of the warrant will be determined on the various factors in place on the date the stockholders approve the Issuance Proposal.
(B)	We estimate that the fair value of the Convertible Note will be $11,520,000, which is a $3,480,000 discount from the face value of the $15,000,000 Convertible Note. At this time, the work needed to provide the basis for determining the fair value has not been completed. We are in the process of obtaining the valuation from an independent third party. The final result may materially differ from the estimated balance.

The actual net (loss) income per share for the year ended January 31, 2007 and the pro forma amounts for this period after the elimination of Note interest expense on the conversion of $22,000,000 of the Note into our common stock is as follows (in thousands except per share amounts).

	Year Ended January 31, 2007
Net (loss) income	$(158)
Eliminate interest expense on $22,000 of the Note converted to common stock	2,271

Pro forma net (loss) income	$2,113	(A)

Actual net (loss) income per share	$(0.01)
Pro forma net income per share, basic and diluted	$0.06	(A)

(A)	Does not give effect to the amortization of debt discount on the Convertible Note to be issued or a non-cash loss on extinguishment of debt of approximately $11.8 million that we would have incurred if the transactions contemplated by the Conversion Agreement had been consummated on January 31, 2007. The actual value of the common stock, Convertible Note and warrant to be issued to Mr. Kraif pursuant to the Conversion Agreement and the amount of the loss on extinguishment of debt we will incur will depend on the price of our common stock and the carrying value of the Note on the date the Issuance Proposal is approved by our stockholders.

THE BOARD OF DIRECTORS DEEMS “PROPOSAL NO. 2—APPROVAL OF THE ISSUANCE PROPOSAL” TO BE IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS AND RECOMMENDS A VOTE “FOR” THE ISSUANCE PROPOSAL.

RELATED PARTY TRANSACTIONS

We have adopted a written policy requiring that any material transaction between us and persons or entities affiliated with officers, directors or principal common stockholders of our company be on terms no less favorable to us than reasonably could have been obtained in arms’ length transactions with independent third parties and all transactions between us and related parties must be approved by our Audit Committee.

On July 31, 2005, we, Commerce Clothing Company LLC (whose name was subsequently changed to Diversified Apparel Resources, LLC [“Diversified Apparel”]), and the members of Diversified Apparel including Mr. Guez (“Guez”), Diversified Apparel’s managing member and Chief Executive Officer, entered into an asset purchase agreement (the “Agreement”), and simultaneously closed the transactions contemplated thereby, providing for the purchase by us from Diversified Apparel of the assets (the “Assets”) used in Diversified Apparel’s business of the designing, merchandising and wholesaling of branded and private label denim apparel (the “Acquired Business”), which included, among other things, all of Diversified Apparel’s (i) tangible personal property, (ii) open purchase orders, (ii) New York showroom leases (for the property located on the fourth floor of 215 West 40th Street) and (iii) trademarks and intellectual property associated with the Acquired Business.

The Assets did not include any cash, accounts receivable, prepaid expenses, deposits (other than the lease deposit for the showrooms), inventories or stock of any Diversified Apparel subsidiaries.

Under the Agreement, we assumed the following liabilities of Diversified Apparel:

1. any and all liabilities, obligations and commitments arising after the Closing under the Diversified Apparel agreements included in the Assets (including the Showroom Leases); and

2. any liability or obligation arising from the operation of the Acquired Business, ownership of the Assets or showroom leases after the Closing Date.

In consideration for the Assets, we (i) issued to Diversified Apparel 10.5 million shares of our Common Stock, $0.01 par value per share, (ii) issued to Diversified Apparel a secured subordinated promissory note (the “Note”) in the principal amount of $47.5 million, (iii) paid $2 million in cash at the Closing and (iv) agreed to pay to Diversified Apparel $1,750,000 in seven monthly installments of $250,000 each, without interest, on the last day of each month commencing with August 2005.

We entered into a Supply Agreement, which was subsequently amended (the “Supply Agreement”), with AZT International S. de R.L. de C.V. (“AZT”), an affiliate of Diversified Apparel. Under the Supply Agreement, AZT manufactures and supplies us with our entire requirements of branded and private label denim apparel of the type sold by Diversified Apparel (“Denim Products”) until at least July 31, 2008. Pricing under the Supply Agreement is based on providing us with certain gross margins on our sales of Denim Products. We have agreed to advance Diversified Apparel 50% of the amount of purchase orders outstanding, if Diversified Apparel requests such advance. The net advances to Diversified Apparel for the year ended January 31, 2006 and January 31, 2007 were approximately $1,272,000 and $8,825,000, respectively. At April 30, 2007 and January 31, 2007, net outstanding advances to Diversified Apparel were approximately $10,148,000 and $8,825,000, respectively. Although AZT is obligated to deliver Denim Products ordered by us under the Supply Agreement, we have no obligation to source Denim Products from AZT. Diversified Apparel receives the apparel in its United States warehouse and retains the physical risk of loss while the inventory is in its possession. Each month, Diversified Apparel invoices us for the apparel that has been shipped to our customers. Before the end of each month, Diversified Apparel invoices to us the apparel that we estimate that we will ship to our customers in the subsequent month. Our purchases for the year ended January 31, 2006 and January 31, 2007 were $21,246,000 and $64,246,000, respectively. The apparel purchased from Diversified Apparel for the three months ended April 30, 2007 and 2006 was approximately $12,130,000 and $6,529,000, respectively.

We also entered into a Distribution Agreement, which was subsequently amended (the “Distribution Agreement”), with Diversified Apparel. Under the Distribution Agreement, Diversified Apparel provides us with certain distribution and operations services with respect to the Denim Products until July 31, 2008. As consideration for the services provided under the Distribution Agreement, we pay Diversified Apparel a fixed rate fee per apparel unit of Fifty Cents ($0.50), subject to increase based upon certain economic factors. In addition, we reimburse Diversified Apparel for packing material. We purchase all of our apparel manufactured outside of Mexico from Diversified Apparel. Diversified Apparel receives this apparel in its United States warehouse and retains the physical risk of loss while the inventory is in its possession. Each month, Diversified Apparel invoices us for the apparel that has been shipped to our customers. Before the end of each month, Diversified Apparel invoices to us the apparel that we estimate that we will ship to our customers in the subsequent month. Our purchases were approximately $10,536,000 and our fixed rate fees were approximately $1,672,000 for the year ended January 31, 2006. Our purchases were approximately $19,462,000 and our fixed rate fees were approximately $2,934,000 for the year ended January 31, 2007. The apparel purchased from Diversified Apparel under this arrangement for the three months ended April 30, 2007 and 2006 was approximately $3,207,000 and $5,799,000, respectively.

We and Hubert Guez entered into a restrictive covenant agreement whereby we pay Mr. Guez one percent (1%) of net sales, not including non-denim sales to New York & Company, and not including sales of denim apparel resulting from subsequent business acquisitions. Pursuant to this arrangement, we paid Hubert Guez zero and $500,000, respectively, during the years ended January 31, 2006 and 2007 and $77,000 and $191,000, respectively, during the three months ended April 30, 2007 and 2006.

We issued to Diversified Apparel a $47.5 million note bearing interest at 4.7% per annum. On January 3, 2006, we and Diversified Apparel entered into a Note Conversion Agreement providing for the conversion of $7,500,000 principal amount due under the Note to Diversified Apparel into 1,428,571 shares of our common stock. Accordingly, we canceled the principal note payments due October 31, 2011, January 31, 2012 and April 30, 2012. Diversified Apparel transferred the Note to Mr. Kraif effective November 1, 2006. During the year ended January 31, 2007, we satisfied the interest on the Note of $2,530,000 (excluding $2,268,000 of amortization of debt discount included in interest expense) to Diversified Apparel prior to its transfer of the Note by offsetting the interest due of $2,530,000 against the amount due from Diversified Apparel. Mr. Kraif forgave the January 31, 2007 interest payment on the Note. At January 31, 2007, the principal amount of the Note outstanding was $38.5 million.

First Finish Inc., an affiliate of Mr. Guez, operates a fabric finishing testing and development facility in California. We use this facility to develop and test substantially all our fabric finishing. For the years ended January 31, 2006 and 2007, we paid First Finish approximately $56,000 and $209,000 respectively. The cost for services rendered to Cygne by First Finish Inc. for the three months ended April 30, 2007 and 2006 was approximately $49,000 and $59,000, respectively. Payments to reduce prior amounts due to First Finish, Inc. during the three months ended April 30, 2007 and 2006 were $58,000 and $91,000, respectively.

As part of the Agreement, we, on July 31, 2005, hired approximately fifty employees who worked for Diversified Apparel in the Acquired Business. Until January 1, 2006, the date that these employees were transferred onto our payroll, we reimbursed Diversified Apparel for all these employees’ related expenses.

On March 31, 2006, we entered into an Asset Purchase Agreement (“APA”) with Innovo Group, Inc. (“Innovo”) and Innovo Azteca Apparel, Inc., a wholly owned subsidiary of Innovo. Azteca Productions International, Inc. (“Azteca Productions”), was a party to certain ancillary agreements related to the APA because they are an interested party in the transaction. We closed this transaction on May 12, 2006.

Innovo is a designer, developer and worldwide marketer of apparel products. Pursuant to the APA, Innovo sold to us certain assets related to its private label apparel division. These assets were purchased by Innovo from Azteca Productions in July 2003 pursuant to an asset purchase agreement referred to as the Blue Concept Asset Purchase Agreement.

Huber Guez, the managing member and Chief Executive Officer of Diversified Apparel, is also one of Innovo’s stockholders, a stockholder of Azteca Productions and a party to the Blue Concept Asset Purchase Agreement that Innovo originally entered into for its purchase of the private label division from Azteca Productions. Hubert Guez beneficially owns, has the power to dispose or direct the disposition of, and to vote or direct the voting of shares, personally, through various trusts and Diversified, representing approximately 49% of the shares of our common stock, before giving effect to the Issuance Proposal.

The assets acquired by us included the private label division’s customer list, the assumption of current workforce related to the private label division, the assumption of all existing purchase orders and inventory related to the private label division, and the assumption of the benefit of a non-compete clause with Azteca Productions. In exchange for the purchased assets, we assumed certain liabilities associated with Innovo’s private label division, including the remaining obligation under the original promissory note executed by Innovo in favor of Azteca Productions under the Blue Concept Asset Purchase Agreement, all other liabilities, other than the original promissory note, owed in connection with the private label division to Azteca Productions in excess of $1,500,000, all liabilities associated with Innovo’s outstanding purchase orders and inventory scheduled in the Asset Purchase Agreement, and the obligations to continue to pay the earn-out under the Blue Concept Asset Purchase Agreement. The aggregate value of the assumed liabilities was $2,500,000, which excluded the remaining unpaid principal amount of the original promissory note of $7.9 million, which was paid through the issuance of shares of our common stock, as described below, and any amounts which might be owed under the earn-out.

In connection with the Asset Purchase Agreement, we entered into a Letter Agreement dated April 24, 2006 among Azteca Productions, Hubert Guez, Paul Guez and Sweet Sportswear, LLC. Pursuant to the Letter Agreement and in connection with the closing of the Innovo transaction, on May 12, 2006 we issued 1,000,000 shares of our common stock to each of Hubert Guez and Paul Guez, for an aggregate issuance of 2,000,000 shares, in lieu of assuming the remaining outstanding balance of the promissory note issued by Innovo to Azteca Productions. Under the Letter Agreement, the 2,000,000 shares have piggy-back registration rights on any future registration statements on Form S-3 filed by us. Messrs. Hubert and Paul Guez also agreed not to offer to sell, contract to sell, or otherwise sell, dispose of, loan, pledge or grant any rights with respect to any such shares until the close of trading on April 23, 2007. In addition, 250,000 of the shares issued to Paul Guez and 250,000 of the shares issued to Hubert Guez were placed in an escrow account until the expiration of the lock-up period, with the escrowed shares being returned to us in the event that our common stock is traded on Nasdaq (or any other stock exchange, market or trading facility on which the shares are traded) at an average price above $5.00 per share during the one month period ended April 23, 2007. Our shares did not reach the average target price and the shares were released from escrow to Paul Guez and Hubert Guez.

Pursuant to agreements entered into in connection with the acquisition of the Acquired Business, assets from Innovo and Diversified Apparel’s conversion of $7.5 million principal amount of the Note into shares of common stock in January 2006, we registered for resale 13,928,571 shares of our common stock owned by Diversified Apparel, Messrs. Paul Guez and Hubert Guez and affiliates of Hubert Guez. Any sales in the public market of this common stock could adversely affect prevailing market prices of our common stock.

Each of the foregoing transactions was approved by our Audit Committee, which determined that the terms of such transaction were no less favorable to us than reasonably could have been obtained in arm’s length transactions with independent third parties.

Due to Related Parties is comprised of the following amounts.

	January 31, 2007 *	January 31, 2006
	(In thousands)
Due from Diversified Apparel—amounts due under Supply Agreement	$(11,325)	$(1,272)
Due to Diversified Apparel—assumption of liability under Innovo Acquisition Agreement	2,500	—

Due from Diversified Apparel, net	(8,825)	(1,272)
Due to Diversified Apparel—interest on note	—	1,120
Due to Diversified Apparel—deferred purchase price	—	250
Due to First Finish Inc.	34	66
Due to Mr. Hubert Guez—restricted covenant	514	386
Due to Mr. Hubert Guez—earn-out agreement	394
Due to Mr. Paul Guez—earn-out agreement	64	—

Due to (due from) related parties before Note	(8,870)	550
Secured subordinated promissory notes payable (“Note”), at face Amount	—	40,000

Total	$(8,870)	$40,550

* Reclassification made to conform with presentation for the fiscal year ending January 31, 2008.

Fees Paid to Our Independent Registered Public Accounting Firm

The following table sets forth the aggregate fees billed by our registered independent auditors for services rendered to us for the years ended January 31, 2007 (“2006”) and January 31, 2006 (“2005”).

No services were performed by, or fees incurred to, Ernst & Young LLP (“E & Y”) in connection with financial information services design and implementation projects during 2006 and 2005. No services were performed by, or fees incurred to, Mahoney Cohen & Company, CPA, P.C. (“MC”) in connection with financial information services design and implementation projects during 2006 and 2005. The fees billed by Ernst & Young LLP, our independent registered public accounting firm, and Mahoney Cohen & Company, CPA, P.C., our prior independent registered public accounting firm, for audit and other professional services during 2006 and 2005, respectively, are summarized below. The audit committee has considered whether the provision of these services is compatible with maintaining the principal accountant’s independence and has concluded that such services are compatible. All fees paid were reviewed and pre-approved by the audit committee.

	E & Y 2006	E & Y 2005	MC 2005
Audit fees (1)	$535,000	$234,000	$84,184
Audit related fees (2)	—	—	—
Tax planning fees	3,000	2,000	940
All other fees (3)	—	—	2,488

Total fees	$538,000	$236,000	$87,612

(1)	Includes fees in connection with the audit of our annual consolidated financial statements, the filing of a selling stockholder registration statement, the restatement of our Form 10 K and quarterly reports on Form 10-Q, and reviews of our consolidated financial statements included in our Quarterly Reports on Form 10-Q.
(2)	Represents fees billed for professional services rendered on general business matters.
(3)	Represents fees billed for professional services rendered on general strategic matters.

Relationship with Our Independent Registered Public Accounting Firm

On October 28, 2005, we dismissed Mahoney Cohen & Company, CPA, P.C. (“MC”) as our independent registered public accounting firm. On the same date, we engaged Ernst & Young LLP as our independent registered public accounting firm. The decision to change independent registered public accounting firms and the appointment of the new independent registered public accounting firm was made by the audit committee of our board of directors.

The audit reports of MC on our consolidated financial statements as of and for the fiscal year ended January 29, 2005 did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles.

During our fiscal years ended January 31, 2006 and January 29, 2005, there were no disagreements between us and MC on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to MC’s satisfaction, would have caused MC to make reference to the subject matter of the disagreement in connection with its reports. None of the reportable events described under Item 304(a)(1)(v) of Regulation S-K occurred within our fiscal years ended January 31, 2006 and January 29, 2005.

Ernst & Young LLP will have a representative at the annual meeting or available by telephone. The representative will have an opportunity to make a statement, if he or she so desires and will be available to respond to appropriate questions.

On May 17, 2007, we dismissed Ernst & Young LLP (“E & Y”) as our independent registered public accounting firm for the fiscal year ending January 31, 2008.

On the same date, we engaged Mahoney Cohen & Company, CPA, P.C. (“MC”) as our independent registered public accounting firm. The decision to change independent registered public accounting firms and the appointment of the new independent registered public accounting firm was approved by the audit committee of our Board of Directors on May 17, 2007.

The reports of E & Y on our consolidated financial statements as of and for the fiscal years ended January 31, 2007 and 2006 did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principles.

In connection with the audits of our consolidated financial statements for each of the two fiscal years in the period ended January 31, 2007, and in the subsequent interim period through May 17, 2007, there were no disagreements with E & Y on any matters of accounting principles or practices, financial statement disclosure, or auditing scope and procedures which, if not resolved to the satisfaction of E & Y, would have caused E & Y to make reference to the matter in their report. There were no “reportable events” as that term is described in Item 304 (a)(1)(v) of Regulation S-K, except for material weaknesses reported by management in Item 9A on its January 31, 2006 Annual Report on Form 10-K/A filed December 20, 2006 and its January 31, 2007 Annual Report on Form 10-K filed May 1, 2007. These reports indicate that the Company did not maintain effective internal controls over financial reporting relating to accounting for the Company’s factoring agreement, income taxes and cash receipts and disbursements in the Company’s Guatemala subsidiary during the last two fiscal years ended January 31, 2007. The Company’s Audit Committee discussed the material weaknesses with E & Y and the Company has authorized E & Y to respond fully to the Company’s new accountants concerning the material weaknesses.

STOCKHOLDER PROPOSALS FOR 2007 ANNUAL STOCKHOLDERS’ MEETING

We must receive all stockholder proposals that are intended to be included in our proxy statement for our 2008 annual meeting of stockholders no later than March     , 2008 at Cygne Designs, Inc., Attention: Corporate Secretary, 11 West 42nd Street, New York, New York 10036. If we are not notified of a stockholder proposal by May     , 2008 then the proxies held by our management provide them with discretionary authority to vote against the stockholder proposal, even though the proposal is not discussed in the proxy statement.

STOCKHOLDER COMMUNICATIONS

Stockholders who wish to communicate with an individual director or the board of directors should direct written correspondence to our Corporate Secretary at our executive office at 11 West 42nd Street, New York, NY 10036. Any such communication must contain (i) a representation that the stockholder is a holder of record of our stock, (ii) the name and address, as they appear on our books, of the stockholder sending such communication and (iii) the number of shares of our stock that are beneficially owned by such stockholder. Our Secretary will forward such communications to the specified individual director to whom the communication is directed or to the Chairman of the Board if directed to the entire Board unless such communication is unduly hostile, threatening, illegal or similarly inappropriate, in which case our Secretary has the authority to discard the communication or take appropriate legal action regarding such communication.

OTHER MATTERS

We do not know of any matters that are to be presented for action at the annual meeting other than those set forth above. If any other matters properly come before the annual meeting, the persons named in the enclosed form of proxy will vote the shares represented by proxies in accordance with their best judgment on such matters.

Proxies will be solicited by mail and also may be solicited in person, by telephone and by other methods of communication by our regular employees. In addition, we have also retained D. F. King & Co., Inc. to aid in the solicitation of proxies, at an estimated cost of $10,000 plus reimbursement of reasonable out-of pocket expenses. Proxy cards and materials will also be distributed to beneficial owners of stock, through brokers, custodians, nominees and other like parties. We expect to reimburse such parties for their charges and expenses connected therewith.

HOUSEHOLDING OF ANNUAL MEETING MATERIALS

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of our proxy statement or annual report to stockholders may have been sent to multiple stockholders in each household. We will promptly deliver a separate copy of either document to any stockholder upon written request to Cygne Designs, Inc., Attention: Corporate Secretary, 11 West 42nd Street, New York, New York 10036. Any stockholder who wants to receive separate copies of the proxy statement or annual report to stockholders in the future, or any stockholder who is receiving multiple copies and would like to receive only one copy per household, should contact the stockholder’s bank, broker, or other nominee record holder, or the stockholder may contact us at the address above.

By Order of the Board of Directors

Roy E. Green

Secretary

New York, New York

                , 2007

IF YOU WOULD LIKE TO RECEIVE A FREE COPY OF OUR ANNUAL REPORT ON FORM 10-K, YOU SHOULD REQUEST ONE IN WRITING FROM: CYGNE DESIGNS, INC., ATTENTION: CORPORATE SECRETARY, 11 WEST 42nd STREET, NEW YORK 10036.

ANNUAL MEETING OF STOCKHOLDERS OF

CYGNE DESIGNS, INC.

                , 2007

Please date, sign and mail

your proxy card in the

envelope provided as soon

as possible.

¯ Please detach along perforated line and mail in the envelope provided. ¯

■ 20430000000000000000 8	061107

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS

AND THE APPROVAL OF ISSUANCE OF COMMON STOCK IN PAYMENT OF PROMISSORY NOTE.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. Election of Directors:

	NOMINEES;		FOR	AGAINST	ABSTAIN

☐ FOR ALL NOMINEES ☐ WITHHOLD AUTHORITY FOR ALL NOMINEES ☐ FOR ALL EXCEPT (See instructions below)	O J. Groninger O M. Collet O B.Manuel O G.Kinberg	2. Approval of Issuance of Common Stock in Payment of Promissory Note (Issuance Proposal)	☐	☐	☐
Discretionary authority is hereby granted with respect to such other matters as may properly come before the meeting. The shareholder below acknowledges receipt of the Notice of Annual Meeting of Stockholders, the Proxy Statement and Annual Report, each of which has been furnished herewith.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

INSTRUCTION:	To withhold authority to vote for any Individual nominee(s), mark; “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.	☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

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Note:          Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

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CYGNE DESIGNS, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON             , 2007

Bernard Manuel and Roy Green, and each of them, as the true and lawful attorneys, agents and proxies of the undersigned, with full power of substitution, are hereby authorized to represent and to vote all shares of Common Stock of Cygne Designs, Inc. (the “Company”) held of record by the undersigned on June 19, 2007, at the Annual Meeting of Stockholders to be held at 10:00 a.m. (local time) on             , 2007, at the offices of Fulbright & Jaworski L.L.P., 666 Fifth Avenue, New York, New York 10103 and any adjournment or postponement thereof. Any and all proxies heretofore given are hereby revoked.

WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED AS DESIGNATED BY THE UNDERSIGNED. IF NO CHOICE IS SPECIFIED, THE PROXY WILL BE VOTED FOR PROPOSALS NO. 1 AND 2.

(Continued and to be signed on the reverse side)

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